Filed Pursuant to Rule No. 424(b)(3)
Registration No. 333-267329

Structured Investment Option

Available under the EQUI-VEST® (Series 202) and EQUI-VEST® Strategies (Series 902) variable and index-linked deferred annuity contracts issued by Equitable Financial Life Insurance Company of America

Prospectus dated May 1, 2023

Please read and keep this Prospectus for future reference. It contains important information that you should know before purchasing or taking any other action under your contract. You should read this Prospectus along with the prospectus for the applicable EQUI-VEST® variable and index-linked deferred annuity contract.

What is the Structured Investment Option

The Structured Investment Option (“SIO”) is an index-linked investment option available as a rider under the EQUI-VEST® (Series 202) and EQUI-VEST® Strategies (Series 902) variable and index-linked deferred annuity contracts (the “variable annuity contract”) issued by the Company. When we use the word “contract” it also includes certificates that are issued under group contracts. Index-linked annuity contracts are complex insurance and investment vehicles, and investors should speak with a financial professional about the contract’s features, benefits, risks, and fees, and whether the contract is appropriate for the investor based upon his or her financial situation and objectives.

The Structured Investment Option may not currently be available in all states. In addition, certain features described in this Prospectus may vary in your state. Not all Indices may be available in all states.

We reserve the right to discontinue the acceptance of, and/or place additional limitations on, contributions and transfers into any or all of the Segments comprising the Structured Investment Option. This also means that you may no longer be able to increase your account value and death benefit through contributions and transfers. We also reserve the right to stop offering the index options under this contract. If we stop offering these options you will be limited to investing in other investment options that are not tied to the performance of an index.

Please refer to page 9 of this Prospectus for a discussion of risk factors.

The Structured Investment Option, permits you to invest in one or more Segments, each of which provides performance tied to the performance of an Index for a set period (1 year or 6 years), although you could also experience a negative return and a significant loss of principal and previously credited interest. The Structured Investment Option does not involve an investment in any underlying portfolio. Instead, it is an obligation of the Company. Unlike an index fund, the Structured Investment Option provides a return at Segment maturity designed to provide a combination of protection against certain decreases in the Index and a limitation on participation in certain increases in the Index through the use of Performance Cap Rates. Our minimum Performance Cap Rate for 6 year Standard Segments is 12% and 2% for 1 year Standard Segments. Our minimum

Performance Cap Rate for Annual Lock Segments is 2%. We will not open a Segment with a Performance Cap Rate below the applicable minimum Performance Cap Rate. The extent of the downside protection at Segment maturity (also referred to as the Segment Buffer) varies by Segment, ranging from the first 10% to 30% of loss. We will always offer a Segment Buffer that protects the first 10% of loss. All guarantees are subject to the Company’s claims paying ability. There is a risk of a substantial loss of up to 70% to 90% of your principal and previously credited interest because you agree to absorb all losses to the extent they exceed the downside protection provided by the Structured Investment Option at Segment maturity. If you would like a guarantee of principal, we offer other products that provide such guarantees. The risk of loss of principal and previously credited interest may be greater in the case of an Interim Value Transaction and withdrawal charges and tax consequences could apply.

The total amount earned on an investment in a Segment of the Structured Investment Option is only applied at Segment maturity. If you take a withdrawal or surrender from a Segment, we calculate the interim value of the Segment as described in “Segment Interim Value Calculation” in “Description of the Structured Investment Option”. This amount may be less than the amount invested and may be less than the amount you would receive had you held the investment until Segment maturity. The Segment Interim Value will generally be negatively affected by increases in the expected volatility of index prices, interest rate increases, and by poor market performance. All other factors being equal, the Segment Interim Value would generally be lower the earlier a withdrawal or surrender is made during a Segment. Also, participation in upside performance for early withdrawals is generally pro-rated based on the period those amounts were invested in a Segment. This means you participate to a lesser extent in upside performance the earlier you take a withdrawal or surrender.

We currently offer the Structured Investment Option using the following Indices:

Indices

•	S&P 500 Price Return Index
•	MSCI Emerging Markets Price Return Index
•	Russell 2000® Price Return Index
•	NASDAQ-100 Price Return Index
•	MSCI EAFE Price Return Index

The Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The contracts are not insured by the FDIC or any other agency. They are not deposits or other obligations of any bank and are not bank guaranteed. They are subject to investment risks and possible loss of principal and previously credited interest.

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Contents of this Prospectus

Segment Interim Value	25
Index Publishers	35

The Company

Equitable America is an Arizona stock life insurance corporation organized in 1969 with an administrative office located at 8501 IBM Drive, Suite 150-GR, Charlotte, NC 28262-4333. We are an indirect wholly owned subsidiary of Equitable Holdings, Inc.

We are licensed to sell life insurance and annuities in 49 states (we are not licensed in the state of New York), the District of Columbia, Puerto Rico and the U.S. Virgin Islands. No other company has any legal responsibility to pay amounts that the Company owes under the contracts. The Company is solely responsible for paying all amounts owed to you under the contract.

Definitions of key terms

Account Value — Your “account value” is the total of the values you have allocated to the (i) variable investment options; (ii) the guaranteed interest option; (iii) the account for special dollar cost averaging; (iv) the amount of any outstanding loan balances; and (v) Segments in the SIO and Segment Type Holding Accounts in the SIO.

Annual Lock Anniversary — The end of each Annual Lock Period.

Annual Lock Anniversary Ending Amount — The amount on an Annual Lock Anniversary calculated for the first Annual Lock Period by adding the Annual Lock Yearly Return Amount to the Segment Investment, as adjusted for any withdrawals from that Segment. For subsequent Annual Lock Periods the amount is calculated by adding the Annual Lock Yearly Return Amount to the previous Annual Lock Anniversary Starting Amount, as adjusted for any withdrawals from that Segment. The Annual Lock Anniversary Ending Amount is used solely to calculate the Segment Maturity Value for Annual Lock Segments. The Annual Lock Anniversary Ending Amount is not credited to the contract, is not the Segment Interim Value and cannot be received upon surrender or withdrawal.

Annual Lock Anniversary Starting Amount — The Annual Lock Anniversary Starting Amount for the first Annual Lock Period is equal to the Segment Investment, as adjusted for any withdrawals from that Segment. For subsequent Annual Lock Periods, it is equal to the Annual Lock Anniversary Ending Amount for the prior Annual Lock Period, as adjusted for any withdrawals from that Segment. The Annual Lock Anniversary Starting Amount is not credited to the contract, is not the Segment Interim Value and cannot be received upon surrender or withdrawal.

Annual Lock Period — Each of the one-year periods during an Annual Lock Segment.

Annual Lock Segment — Any multi-year duration Segment belonging to a Segment Type whose name includes “Annual Lock”. Unlike other Segments, your return is cumulatively calculated based on Index performance each Annual Lock Period subject to the Performance Cap Rate and Segment Buffer.

Annual Lock Yearly Rate of Return — The Rate of Return for an Annual Lock Segment during an Annual Lock Period as calculated on the Annual Lock Anniversary. If the Index Performance Rate is positive, then the Annual Lock Yearly Rate of Return is a rate equal to the Index Performance Rate, but not more than the Performance Cap Rate. If the Index Performance Rate is negative, but declines by a percentage less than or equal to the Segment Buffer, then the Annual Lock Yearly Rate of Return is 0%. If the Index Performance Rate is negative, and declines by more than the Segment Buffer, then the Annual Lock Yearly Rate of Return is negative, but will not reflect the amount of the Segment Buffer (i.e., the first -10% of downside performance).

Annual Lock Yearly Return Amount — Equals the Segment Investment multiplied by the Annual Lock Yearly Rate of Return for the first Annual Lock Period. For subsequent Annual Lock Periods, it is equal to the Annual Lock Anniversary Starting Amount multiplied by the corresponding Annual Lock Yearly Rate of Return.

Business Day — Our “business day” is generally any day the New York Stock Exchange (“NYSE”) is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). If the SEC determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a business day.

Company — Refers to Equitable Financial Life Insurance Company of America (“Equitable America”). The terms “we”, “us”, and “our” are also used to identify the Company. Equitable America does not do business or issue contracts in the state of New York.

Index — An Index is used to determine the Segment Rate of Return for a Segment. Throughout this Prospectus, we refer to these indices using the term “Index” or, collectively, “Indices.” In the future, we may offer Segment Types based on other types of Indices.

Index Performance Rate — For a Segment, the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date or from the Segment Start Date to the first Annual Lock Anniversary (and thereafter from one Annual Lock Anniversary to the next) for Annual Lock Segments. In certain instances, an Index may not be open and/or not publish a price on a Segment Start Date or Annual Lock Anniversary in which case we will use the last published price as the price on such a Segment Start Date, Segment Maturity Date or Annual Lock Anniversary for purposes of calculating the Index Performance Rate. The Index Performance Rate may be positive, negative or zero.

Interim Value Transaction — Any transaction that causes account value to leave a Segment between the Segment Start Date and the Segment Maturity Date. Interim value transactions include (1) a death claim by your beneficiary received in good order; (2) a withdrawal (including a systematic withdrawal or a required minimum distribution) or loan; (3) if you surrender or annuitize your contract; (4) deducting account value to pay fees; or (5) if you cancel your contract and return it to us for a refund within your state’s “free look” period.

Performance Cap Rate — For Standard Segments, the Performance Cap Rate is the highest Segment Rate of Return that can be credited on a Segment Maturity Date for positive Index Performance Rates. For Annual Lock Segments the Performance Cap Rate is the highest Annual Lock Yearly Rate of Return that can be applied on an Annual Lock Anniversary.

Segment — An investment option we establish with the Index, Segment Duration and Segment Buffer of a specific

Segment Type, and for which we also specify a Segment Maturity Date and Performance Cap Rate.

Segment Buffer — The portion of any negative Index Performance Rate that the Segment Buffer absorbs on a Segment Maturity Date or each Annual Lock Anniversary for a particular Segment. Any percentage decline in a Segment’s Index Performance Rate in excess of the Segment Buffer reduces your Segment Maturity Value and any Annual Lock Anniversary Ending Amount.

Segment Duration — The period from the Segment Start Date to the Segment Maturity Date.

Segment Interim Value — The value of your investment in a Segment prior to the Segment Maturity Date.

Segment Investment — The amount transferred to a Segment on its Segment Start Date, as adjusted for any withdrawals from that Segment.

Segment Maturity Date — The Segment Transaction Date on which a Segment ends.

Segment Maturity Date Requirement — You will not be permitted to invest in a Segment if the Segment Maturity Date is later than your contract maturity date.

Segment Maturity Value — The value of your investment in a Segment on the Segment Maturity Date.

Segment Option — Comprises all Standard Segments or Annual Lock Segments.

Segment Participation Requirements — The requirements that must be met before we transfer amounts from a Segment Type Holding Account to a new Segment on a Segment Start Date.

Segment Rate of Return — The rate of return earned by a Segment as calculated on the Segment Maturity Date. The Segment Rate of Return is calculated differently for different Segment Options.

Segment Return Amount — Equals the Segment Investment multiplied by the Segment Rate of Return on the Segment Maturity Date.

Segment Start Date — The Segment Transaction Date on which a new Segment is established.

Segment Transaction Date — Segment Start Dates and Segment Maturity Dates occur on Segment Transaction Dates. There is generally a Segment Transaction Date every first and third Thursday of a month. If a particular first or third Thursday is not a business day, then the Segment Transaction Date will be the previous business day.

Segment Type — Comprises a Segment Option having the same Index, Segment Duration and Segment Buffer. Each Segment Type has a corresponding Segment Type Holding Account.

Segment Type Holding Account — An account that holds all contributions and transfers allocated to a Segment Type pending investment in a Segment. There is a Segment Type

Holding Account for each Segment Type. The Segment Type Holding Accounts are part of the EQ/Money Market variable investment option.

Standard Segment — Any Segment belonging to a Segment Type whose name includes “Standard”.

Structured Investment Option — An investment option that permits you to invest in various Segments, each tied to the performance of an Index, and participate in the performance of that Index.

Structured Investment Option at a glance — key features

Structured Investment Option	See “Definition of key terms” on the prior page and “Description of the Structured Investment Option” for more detailed explanations of terms associated with the Structured Investment Option.

•   Investments in Segments are not investments in underlying mutual funds; Segments are not “index funds.” Each Segment Type offers an opportunity to invest in a Segment that is tied to the performance of a securities Index. Throughout this Prospectus, we refer to these indices using the term “Index” or, collectively, “Indices.” You participate in the performance of that Index by investing in the Segment. You do not participate in the investment results of any assets we hold in relation to the Segments. We hold assets in a “non-unitized” separate account to support our obligations under the Structured Investment Option. We calculate the results of an investment in a Segment pursuant to one or more formulas described in this Prospectus. Depending upon the performance of the Indices, you could lose money by investing in one or more Segments.

•   An “Index” is used to determine the Segment Rate of Return for a Segment. The Indices are:

—  S&P 500 Price Return Index;

—  Russell 2000® Price Return Index;

—  MSCI EAFE Price Return Index;

—  MSCI Emerging Markets Price Return Index; and

—  NASDAQ-100 Price Return Index.

•   The Segment Return Amount will only be applied at the end of the 6 or 1 year term on the Segment Maturity Date.

•   The Segment Rate of Return could be positive, zero, or negative. The Segment Buffer protects against the first 10% to 30% of loss which means there is a risk of a substantial loss of up to 70% to 90% of your principal and previously credited interest because you agree to absorb all losses to the extent they exceed the applicable Segment Buffer. We will always offer a Segment Buffer that protects the first 10% of loss.

•   The Performance Cap Rate is the maximum Index Performance Rate that can be used to calculate your Segment Maturity Value on the Segment Maturity Date for positive Index performance for that Segment. The Performance Cap Rate may limit your participation in any increases in the underlying Index associated with a Segment. We will not open a Segment with a Performance Cap Rate below the applicable minimum Performance Cap Rate. In some cases, we may decide not to declare a Performance Cap Rate for a Segment, in which case there is no maximum Segment Rate of Return for that Segment. Performance Cap Rates, including those selected on your application, are announced at least one week before the Segment Start Date and can be found at www.equitable.com/annuities/equivest/market-trend-indicator.

•   If you take an Interim Value Transaction, we calculate the Segment Interim Value for each Segment as described in “Segment Interim Value Calculation” in “Description of the Structured Investment Option”. This amount may be less than the amount invested and may be less than the amount you would receive had you held the investment until Segment maturity and, as a result, the amount paid upon death, surrender or free look prior to the Segment Maturity Date may also be less. The Segment Interim Value will generally be negatively affected by increases in the expected volatility of index prices, interest rate increases, and by poor market performance. All other factors being equal, the Segment Interim Value would generally be lower the earlier a withdrawal or surrender is made during a Segment. Also, participation in upside performance for early withdrawals is generally pro-rated based on the period those amounts were invested in a Segment. This means you participate to a lesser extent in upside performance the earlier you take a withdrawal or surrender. A partial withdrawal out of a Segment will reduce the Segment Investment and such reduction may be greater than the dollar amount of the withdrawal.

Structured Investment Option (continued)

•   Prior to the Segment Maturity Date, the following transactions trigger the need for the Segment Interim Value calculation: (1) a death claim received in good order by your beneficiary; (2) a withdrawal (including a systematic withdrawal or a required minimum distribution) or loan; (3) if you surrender or annuitize your contract; (4) if you cancel your contract and return it to us for a refund within your state’s “free look” period; or (5) deducting the account value to pay fees. If you make one of these transactions, it could ultimately result in a substantial loss of up to 70% to 90% of your principal and previously credited interest. Withdrawal charges and tax consequences could also apply.

•   You cannot transfer out of a Segment before the Segment Maturity Date.

•   We reserve the right to suspend or terminate contributions and/or transfers into the Structured Investment Option.

•   The following chart provides a comparison of certain differences between Segment Types.

Segment Option	Segment Durations	Segment Buffers	Minimum Performance Cap Rates
Standard[1]	6 year 1 year	-10%; -20%; -30% -10%	12% 2%
Annual Lock[2]	6 year	-10%	2%

[1]   Indices available: S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return Index; NASDAQ-100 Price Return (only available with 1-year Segments); MSCI Emerging Markets Price Return (only available with 1-year Segments)

[2]   Indices available: S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return Index

•   Both the Performance Cap Rate and the Segment Rate of Return are rates of return from the Segment Start Date to the Segment Maturity Date (or from the Segment Start Date to the first Annual Lock Anniversary and thereafter from each Annual Lock Anniversary to the next for Annual Lock Segments), NOT annual rates of return, even if the Segment Duration is longer than one year. Therefore the Index Performance Rate is also not an annual rate.

•   This investment option generally offers greater upside potential, but less downside protection, on a Segment Maturity Date than fixed indexed annuities, which provide a guaranteed minimum return.

Fees and charges	Please see “Fee table” for complete details.

The table above summarizes only certain current key features of the Structured Investment Option. The table also summarizes certain current limitations, restrictions and exceptions to those features that we have the right to impose under the Structured Investment Option and that are subject to change in the future. In some cases, other limitations, restrictions and exceptions may apply. The Structured Investment Option may not currently be available in all contracts or states. All Segment Types may not be available in all contracts or states.

For more detailed information, we urge you to read the contents of this Prospectus in conjunction with your variable annuity contract prospectus, as well as your contract. This Prospectus is a disclosure document and describes all of the Structured Investment Option’s material features, benefits, rights and obligations, as well as other information. This Prospectus should be read carefully before investing. Please feel free to speak with your financial professional, or call us, if you have any questions.

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from those in the contracts offered by this Prospectus. Not every contract we issue is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding our other annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of our annuity contracts.

Fee table

The following tables describe the fees and expenses that you will pay when electing and making withdrawals, surrenders and other distributions from the Structured Investment Option.

Transaction Expenses
Segment Interim Value (applies for distributions from a Segment prior to the Segment Maturity Date)(1)	90% of Segment Investment

(1)

Applies to interim value transactions. The actual amount of the Segment Interim Value calculation is determined by a formula that depends on, among other things, the Segment Buffer and how the Index has performed since the Segment Start Date. The maximum loss would occur if there is a total distribution for a Segment at a time when the Index price has declined to zero. If you take a distribution from a Segment before the Segment Maturity Date, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date, and any upside performance may be limited to a percentage lower than the Performance Cap Rate.

This fee table applies specifically to the Structured Investment Option and should be read in conjunction with the fee table in your variable annuity contract prospectus.

1. Risk factors

This section discusses certain risks associated with the Structured Investment Option. Please see the variable annuity contract prospectus for additional risks associated with purchasing a contract. The level of risk you bear and your potential investment performance will differ depending on the investments you choose.

Structured Investment Option

Segment Risk of Loss

•	There is a risk of a substantial loss of your principal and previously credited interest because you agree to absorb all losses from the portion of any negative Index Performance Rate that exceeds the Segment Buffer on the Segment Maturity Date or Annual Lock Anniversary. The highest level of protection provided by a single Segment Investment Option is the -30% Segment Buffer (only available on certain Segments) and the lowest level of protection is the -10% Segment Buffer. The risk of loss of principal and previously credited interest can become greater in the case of an Interim Value Transaction due to charges and adjustments imposed on those distributions, and this may occur even if index performance has been positive.

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For example, the -10% Segment Buffer protects your Segment Investment against the first 10% of loss. If the Index Performance Rate declines by more than the Segment Buffer, you will lose an amount equal to 1% of your Segment Investment for every 1% that the Index Performance Rate declines below the Segment Buffer. This means that you could lose up to 90% of your principal and previously credited interest with a -10% Segment Buffer. Each time you roll over your Segment Maturity Value into a new Segment you are subject to the same risk of loss as described above.

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For Annual Lock Segments. The -10% Segment Buffer protects against the first 10% of loss each Annual Lock Period. If the Index Performance Rate declines by more than the Segment Buffer during an Annual Lock Period, you will lose an amount equal to 1% of your Segment Investment (if the decline occurs during the first Annual Lock Period and of your Annual Lock Anniversary Starting Amount thereafter) for every 1% that the Index Performance Rate declines below the Segment Buffer. This means that during an Annual Lock Period you could lose up to 90% of your Segment Investment (if the decline occurs during the first Annual Lock Period and of your Annual Lock Anniversary Starting Amount thereafter) with the -10% Segment

Buffer. The cumulative result means that you could lose more than 90% of your principal and previously credited interest in an Annual Lock Segment. Each time you roll over your Segment Maturity Value into a new Annual Lock Segment you are subject to the same risk of loss as described above.

Performance Cap Rates

•	The Performance Cap Rate is a rate of return from the Segment Start Date to the Segment Maturity Date or from the Segment Start Date to the first Annual Lock Anniversary (and thereafter from each Annual Lock Anniversary to the next), and not an annual rate of return, even if the Segment Duration is longer than one year.

•	For Standard Segments, your Segment Rate of Return for any Segment with a positive Index Performance Rate is limited by its Performance Cap Rate, which could cause your Segment Rate of Return to be lower than it would otherwise be if you invested in a mutual fund designed to track the performance of the applicable Index. For Annual Lock Segments, your Annual Lock Yearly Rate of Return for any Segment is limited by its Performance Cap Rate, which could cause your Annual Lock Yearly Rate of Return and Segment Rate of Return to be lower than it would otherwise be if you invested in a mutual fund designed to track the performance of the applicable Index.

•	The Performance Cap Rate may limit your participation in any increases in the underlying Index associated with a Segment.

•	Standard Segment Types with greater protection tend to have lower Performance Cap Rates than other Standard Segment Types that use the same Index and duration but provide less protection.

Segment Interim Value

•	The method we use in calculating your Segment Interim Value may result in an amount lower than your Segment Investment, even if the corresponding Index has experienced positive investment performance since the Segment Start Date. Also, this amount may be less than the amount you would receive had you held the investment until the Segment Maturity Date.

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If you take a loan or withdrawal, including required minimum distributions, and there is insufficient value in all of the other investment options, we will withdraw amounts from any active Segments in your contract on a pro rata basis. Amounts withdrawn from active Segments will be valued using the formula for calculating the Segment Interim Value and will reduce your Segment Investment by more than the dollar amount withdrawn.

—	If you die, annuitize, cancel or surrender your contract before the Segment Maturity Date, we will pay the Segment Interim Value.

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Any calculation of the Segment Interim Value will generally be affected by changes in both the volatility and level of the relevant Index, as well as interest rates. The calculation of the Segment Interim Value is linked to various factors, including the value of hypothetical fixed instruments and derivatives as described in “Segment Interim Value Calculation” in “Description of the Structured Investment Option”. The Segment Interim Value will generally be negatively affected by increases in the expected volatility of index prices, interest rate increases, and by poor market performance. Prior to the Segment Maturity Date you will not receive the full potential of the Performance Cap since the participation in upside performance for Interim Value Transactions is generally pro-rated based on the period those amounts were invested in a Segment or Annual Lock Period. Generally, you will not receive the full protection of the Segment Buffer prior to the Segment Maturity Date because the Segment Buffer only applies at Segment maturity and the Segment Interim Value only attempts to reflect, through certain of the hypothetical derivatives, a portion of the downside protection expected to be provided on the Segment Maturity Date or Annual Lock Anniversary. As a Segment moves closer to the Segment Maturity Date or Annual Lock Anniversary, the Segment Interim Value would generally reflect higher realized gains of the Index performance or, in the case of negative performance, increased downside Segment Buffer protection through certain of the hypothetical derivatives. All other factors being equal, the Segment Interim Value would generally be lower the earlier a withdrawal or surrender is made during a Segment or Annual Lock Period and, therefore, this means you participate to a lesser extent in upside performance and downside protection the earlier you take a withdrawal.

•	An Interim Value Transaction could ultimately result in a loss of principal and previously credited interest of up to 70% to 90%. Due to withdrawal charges, a loss of principal and previously credited interest could be more than 70% to 90%.

Segments, Segment Type Holding Accounts and Indices

•	We may not offer new Segments of any or all Segment Types, so a Segment may not be available for you to transfer your Segment Maturity Value into.

•	Because the Company relies on a single point in time to calculate the Index return, you may experience a flat or negative return on the Segment Maturity Date even if the Index experienced positive performance through some, or most, of the Segment Duration.

•	You cannot transfer out of a Segment before the Segment Maturity Date.
•	No company other than us has any legal responsibility to pay amounts that the Company owes under the contract, including the Segment Return Amount. An owner should look to the financial strength of the Company for its claims-paying ability.

•	We have the right to substitute an alternative index prior to Segment maturity if the publication of one or more Indices is discontinued or at our sole discretion we determine that our use of such Indices should be discontinued because, for example, changes to the Index make it impractical or expensive to purchase securities or derivatives to hedge the Index, or if the calculation of one or more of the Indices is substantially changed. If we substitute an index for an existing Segment, we would not change the Segment Buffer or Performance Cap Rate. We would attempt to choose a substitute index that has a similar investment objective and risk profile to the replaced Index. The alternative index would be used to calculate performance from the Segment Start Date to the Segment Maturity Date.

•	If the value for the underlying Index of a Segment is not published by the Index on the Segment Maturity Date, we will not be able to calculate the Segment Maturity Value, and we will keep your account value in the Segment. Once the underlying Index publishes this value and we have calculated the Segment Maturity Value, we will allocate your Segment Maturity Value in accordance with your instructions.

•	The amounts held in a Segment Type Holding Account may earn a return that is less than the return you might have earned if those amounts were held in another variable investment option.

•	The Segments track the performance of an Index. By investing in the Structured Investment Option, you are not actually invested in an Index or any underlying securities.

•	Your Segment Maturity Value is subject to application of the Performance Cap Rate for positive and flat Index Performance Rates and the Segment Buffer for negative Index Performance Rates. For Standard Segments, your Segment Maturity Value is not affected by the price of the Index on any date between the Segment Start Date and the Segment Maturity Date. For Annual Lock Segments, your Annual Lock Anniversary Ending Amount is not affected by the price of the Index on any date between the Segment Start Date and the first Annual Lock Anniversary (and thereafter from each Annual Lock Anniversary to the next).

•	As an investor in the Segment, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the funds or holders of securities comprising the indices would have.

•	Values of securities can fluctuate, and sometimes wildly fluctuate, in response to changes in the financial condition of a company as well as general market, economic or political conditions.

•	Foreign securities and Indexes with exposure to non-U.S. companies and securities, especially in emerging and frontier markets, involve risks not associated with U.S. securities and U.S. companies.

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Foreign markets may be less liquid, more volatile and subject to less government supervision than domestic markets. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values. There are greater risks involved with investments linked to emerging market countries and/or their securities markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries. For this purpose, China may be viewed as an emerging market and there may also be significant risks related to investments in China due to the inability of the PCAOB to inspect audit work and practices of PCAOB-registered accounting firms in China (including Hong Kong, to the extent their audit clients have operations in China).

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Indexes with exposure to non-U.S. companies and securities, especially in emerging and frontier markets, also include the following risks: the potential for errors in Index data, Index computation, and/or Index construction if information on non-U.S. companies is unreliable or outdated, or if less information about the non-U.S. companies is publicly available due to differences in regulatory, accounting, auditing, and financial recordkeeping standards; the potential significance of such errors on the Index’s performance; limitations on the Company’s ability to oversee the Index provider’s due diligence process over Index data prior to its use in Index computation, construction, and/or rebalancing; and the rights and remedies associated with investments that track an Index comprised of foreign securities may be different from investments that track an Index of domestic securities.

•	Past performance of an Index is not an indication of its future performance.

COVID-19

The COVID-19 pandemic has negatively impacted the U.S. and global economies. A wide variety of factors continue to impact financial and economic conditions, including, among others, volatility in the financial markets, rising inflation rates, supply chain disruptions, continued low interest rates and changes in fiscal or monetary policy. Efforts to prevent the spread of COVID-19 have affected our business directly in a number of ways, including through the temporary closures of many businesses and schools and the institution of social distancing requirements in many states and local communities. Businesses or schools that have reopened have restricted or limited access for the foreseeable future and may do so on a permanent or episodic basis. As a result, our ability to sell products through our regular channels and the demand for our products and services has been significantly impacted.

While we have implemented risk management and contingency plans with respect to the COVID-19 pandemic, such measures may not adequately protect our business from the full impacts of the pandemic. Currently, most of our employees and advisors are continuing to work remotely. Extended periods of remote work arrangements could introduce additional operational risk including, but not limited to, cybersecurity risks, and impair our ability to effectively manage our business. We also outsource a variety of functions to third parties whose business continuity strategies are largely outside our control.

Economic uncertainty resulting from the COVID-19 pandemic may have an adverse effect on product sales and result in existing policyholders withdrawing at greater rates. COVID-19 could have an adverse effect on our insurance business due to increased mortality and morbidity rates. The cost of reinsurance to us for these policies could increase, and we may encounter decreased availability of such reinsurance. If policyholder lapse and surrender rates or premium waivers significantly exceed our expectations, we may need to change our assumptions, models or reserves.

Our investment portfolio has been, and may continue to be, adversely affected by the COVID-19 pandemic. Our investments in mortgages and commercial mortgage-backed securities have been, and could continue to be, negatively affected by delays or failures of borrowers to make payments of principal and interest when due. In some jurisdictions, local governments have imposed delays or moratoriums on many forms of enforcement actions. Furthermore, declines in equity markets and interest rates, reduced liquidity or a continued slowdown in the U.S. or in global economic conditions may also adversely affect the values and cash flows of investments. Market volatility also caused significant increases in credit spreads, and any continued volatility may increase our borrowing costs and decrease product fee income. Further, severe market volatility may leave us unable to react to market events in a prudent manner consistent with our historical investment practices.

The extent of the COVID-19 pandemic’s impact on us will depend on future developments that are still highly uncertain, including the severity and duration of the pandemic, actions taken by governments and other third parties in response to the pandemic and the availability and efficacy of vaccines against COVID-19 and its variants.

Cybersecurity risks and catastrophic events

We rely heavily on interconnected computer systems and digital data to conduct our variable product business. Because our variable product business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is vulnerable to disruptions from utility outages, and susceptible to operational and information security risks resulting from information systems failure (e.g., hardware and software malfunctions), and cyberattacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, interference with or denial of service, attacks on websites and other operational disruption and unauthorized use or abuse of confidential customer information. Systems failures and cyberattacks, as well as, any other catastrophic event, including natural and manmade disasters, public health emergencies, pandemic diseases, terrorist attacks, floods or severe storms affecting us, any third-party administrator, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us, our business operations and your account value. Systems failures and cyberattacks may also interfere with our processing of contract transactions, including the processing of orders from our website or with the underlying funds, impact our ability to calculate account values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage. In addition, the occurrence of any pandemic disease (like COVID-19), natural disaster, terrorist attack or any other event that results in our workforce, and/or employees of service providers and/or third-party administrators, being compromised and unable or unwilling to fully perform their responsibilities, could likewise result in interruptions in our service, including our ability to issue contracts and process contract transactions. Even when our workforce and employees of our service providers and/or third-party administrators can work remotely, those remote work arrangements could result in our business operations being less efficient than under normal circumstances and lead to delays in our issuing contracts and processing of other contract-related transactions, as well as possibly being more susceptible to cyberattacks. Cybersecurity risks and catastrophic events may also impact the issuers of securities in which the underlying funds invest, which may cause the funds underlying your contract to lose value. While there can be no assurance that we or the underlying funds or our service providers will avoid losses affecting your contract due to cyberattacks, information security breaches or other catastrophic events in the future, we take reasonable steps to mitigate these risks and secure our systems and business operations from such failures, attacks and events.

2. How to reach us

Please refer to the “How to reach us” section of the variable annuity contract prospectus for more information regarding contacting us and communicating your instructions. We also have specific forms that we recommend you use for electing the Structured Investment Option and any Structured Investment Option transactions.

Reports we provide:

•	written confirmation of financial transactions and certain non-financial transactions, including when money is transferred into a Segment from a Segment Type Holding Account; when money is not transferred from a Segment Type Holding Account into a Segment on a Segment Start Date for any reason; when a Segment matures; or when you change your current instructions; and

•	at the close of each calendar quarter and statement of your contract values at the close of each calendar year.

Equitable Client portal

With your Equitable Client portal account you can expect:

•	Account summary. View your account values, and select accounts for additional details.

•	Messages and alerts. Stay up to date with messages on statement availability, investment options and important account information.

•	Profile changes. Now it’s even easier to keep your information current, such as your email address, street address and eDelivery preferences.

•	Manage your account. Convenient access to service options for a policy or contract, from viewing account details and documents to completing financial transactions.

•	Investments details. Intuitive charts show the breakdown of your key investments.

Don’t forget to sign up for eDelivery!

Visit equitable.com and click sign in to register today.

Equitable Client portal is normally available seven days a week, 24 hours a day. Of course, for reasons beyond our control, this service may sometimes be unavailable.

We have established procedures to reasonably confirm that the instructions communicated through the Internet are genuine. For example, we will require certain personal identification information before we will act on Internet instructions and we will provide written confirmation of your transfers. If we do not employ reasonable procedures to confirm the genuineness of Internet instructions, we may be liable for any losses arising out of any act or omission that constitutes negligence, lack of good faith, or willful misconduct. In light of our procedures, we will not be liable for following Internet instructions we reasonably believe to be genuine.

We reserve the right to limit access to this service if we determine that you engaged in a disruptive transfer activity such as “market timing” (see “Disruptive transfer activity” in “Transferring your money among investment options” in the variable annuity contract prospectus).

Customer service representative:

You may also use our toll-free number (800) 628-6673 to speak with one of our customer service representatives. Our customer service representatives are available on each business day Monday through Thursday from 8:00 a.m. to 7:00 p.m., and on Friday until 5:00 p.m., Eastern Time.

We generally require that the following types of communications be on specific forms we provide for that purpose:

(1)	authorization for transfers, including transfers of your Segment Maturity Value on a Segment Maturity Date, by your financial professional;

(2)	providing instructions for allocating the Segment Maturity Value on the Segment Maturity Date;

(3)	requests for withdrawals, including withdrawals of the Segment Maturity Value on the Segment Maturity Date; and

(4)	requests for contract surrender.

To cancel or change any of the following, we require written notification generally at least seven calendar days before the next scheduled transaction:

(1)	instructions on file for allocating the Segment Maturity Value on the Segment Maturity Date; and

(2)	instructions to withdraw your Segment Maturity Value on the Segment Maturity Date.

You must sign and date all these requests. Any written request that is not on one of our forms must include your name and your contract number along with adequate details about the notice you wish to give or the action you wish us to take. Some requests may be completed online; you can use our Equitable Client portal to contact us and to complete such requests through the Internet. In the future, we may require that certain requests be completed online.

Signatures:

The proper person to sign forms, notices and requests would normally be the owner.

eDelivery:

You can register to receive statements and other documents electronically. You can do so by visiting our website at www.equitable.com. You can also opt out of electronic delivery by contacting customer service.

3. Description of the Structured Investment Option

Structured Investment Option

The SIO provides you with the opportunity to earn interest that we will credit based, in part, on the performance of a specified securities Index over a set period of time. Please be aware that the possibility of a negative return could result in a significant loss of principal and previously credited interest. You generally have the opportunity to invest in any of the Segment Types described below, subject to the requirements, limitations and procedures disclosed in this section. You participate in the performance of an Index by investing in the corresponding Segment. Investments in Segments are not investments in underlying mutual funds; Segments are not “index funds.”

Segment Types

You can invest in the Segment Types listed below. We may not always offer every Segment Type on every Segment Start Date. There may also be very unusual circumstances where we are not able to offer any Segment Type on a particular Segment Start Date. Each investment in a Segment Type that starts on a particular Segment Start Date is referred to as a Segment. Each Segment Type has a corresponding Segment Type Holding Account.

The following chart lists the current Standard Segment Types:

Index	Segment Duration	Segment Buffer	Minimum Performance Cap Rate
S&P 500 Price Return Index	6 year 1 year	-10%; -20%; -30% -10%	12% 2%
Russell 2000® Price Return Index	6 year 1 year	-10%; -20%; -30% -10%	12% 2%
MSCI EAFE Price Return Index	6 year 1 year	-10%; -20%; -30% -10%	12% 2%
NASDAQ-100 Price Return Index	1 year	-10%	2%
MSCI Emerging Markets Price Return Index	1 year	-10%	2%

The following chart lists the current Annual Lock Segment Types:

Index	Segment Duration	Annual Buffer	Minimum Performance Cap Rate
S&P 500 Price Return Index	6 year	-10%	2%
Russell 2000® Price Return Index	6 year	-10%	2%
MSCI EAFE Price Return Index	6 year	-10%	2%

On a Segment Maturity Date, the highest level of protection is the -30% Segment Buffer and lowest level of protection is the -10% Segment Buffer.

The Indices are described in more detail below, under the heading “Indices.”

Standard Segment example:  For the S&P 500 Price Return Index/6 year/-20% Segment Type, a Segment could be established as S&P 500 Price Return Index/6 year/-20% with a 60% Performance Cap Rate. This means that you will participate in the performance of the S&P 500 Price Return Index for six years starting from the Segment Start Date. If the Index performs positively during this period, your Segment Rate of Return could be as much as 60% for that Segment Duration. If the Index performs negatively during this period, at maturity you will be protected from the first 20% of the Index’s decline. If the Index performance is between -20% and 0%, your Segment Maturity Value on the Segment Maturity Date will be equal to your Segment Investment.

Standard Segment Types with greater protection tend to have lower Performance Cap Rates than other Standard Segment Types that use the same Index and duration but provide less protection.

Annual Lock Segment example:  For the S&P 500 Price Return Index Annual Lock/6 year annual lock/-10% Segment Type, a Segment could be established as S&P 500 Price Return Index Annual Lock/6 year annual lock/-10% with a 10% Performance Cap Rate. This means that you will participate in the performance of the S&P 500 Price Return Index for six one-year periods starting from the Segment Start Date. If the Index performs positively during an Annual Lock Period, your Rate of Return could be as much as 10% for that Annual Lock Period. If the Index performs negatively during an Annual Lock Period, at that Annual Lock Anniversary you will be protected from the first 10% of the Index’s decline. If the Index performance is between -10% and 0% for that Annual Lock Period, your Annual Lock Anniversary Ending Amount on that Annual Lock Anniversary will be equal to the Annual Lock Anniversary Starting Amount (or Segment Investment for the first Annual Lock Period).

Both the Performance Cap Rate and the Segment Rate of Return are rates of return from the Segment Start Date to the Segment Maturity Date (or from the Segment Start Date to the first Annual Lock Anniversary and thereafter from each Annual Lock Anniversary to the next for Annual Lock Segments), NOT annual rates of return, even if the Segment Duration is longer than one year. Therefore the Index Performance Rate is also not an annual rate. The performance of the Index, the Performance Cap Rate and the Segment Buffer are all measured from the Segment Start Date to the Segment Maturity Date (or from the Segment Start Date to the first Annual Lock Anniversary and thereafter from each Annual

Lock Anniversary to the next for Annual Lock Segments), and the Performance Cap Rate and Segment Buffer apply if you hold the Segment until the Segment Maturity Date (or from the Segment Start Date to the first Annual Lock Anniversary and thereafter from each Annual Lock Anniversary to the next for Annual Lock Segments). For interim value transactions, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date (or Annual Lock Anniversary for Annual Lock Segments), and any upside performance will be limited to a percentage lower than the Performance Cap Rate. A partial withdrawal from a Segment does not affect the Performance Cap Rate and Segment Buffer that apply to any remaining amounts that are held in the Segment through the Segment Maturity Date (or from the Segment Start Date to the first Annual Lock Anniversary and thereafter from each Annual Lock Anniversary to the next for Annual Lock Segments).

We reserve the right to offer any or all Segment Types more or less frequently or to stop offering any or all of them or to suspend offering any or all of them temporarily for some or all contracts. Please see “Suspension, termination and changes to Segment Types” later in this section. All Segment Types may not be available in all states. We may also add Segment Types in the future.

We may limit the total number of Segments that may be active on a contract at any time.

Indices

Each Segment Type references an Index that determines the performance of its associated Segments. We currently offer Segment Types based on the performance of securities indices. Throughout this Prospectus, we refer to these indices using the term “Index” or, collectively, “Indices.” Not all Indices may always be available under your contract.

Securities Indices.  The following securities Indices are currently available:

S&P 500 Price Return Index.  The S&P 500 Price Return Index was established by Standard & Poor’s. The S&P 500 Price Return Index includes 500 leading companies in leading industries of the U.S. economy, capturing 75% coverage of U.S. equities. The S&P 500 Price Return Index does not include dividends declared by any of the companies included in this Index.

Russell 2000® Price Return Index.  The Russell 2000® Price Return Index was established by Russell Investments. The Russell 2000® Price Return Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000® Price Return Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2000® Price Return Index does not include dividends declared by any of the companies included in this Index.

MSCI EAFE Price Return Index.  The MSCI EAFE Price Return Index was established by MSCI. The MSCI EAFE Price Return

Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US and Canada. As of the date of this Prospectus the MSCI EAFE Price Return Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Price Return Index does not include dividends declared by any of the companies included in this Index.

MSCI Emerging Markets Price Return Index.  The MSCI Emerging Markets Price Return Index was established by MSCI. The MSCI Emerging Markets Price Return Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of emerging markets. As of the date of this prospectus, the MSCI Emerging Markets Price Return Index consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. The MSCI Emerging Markets Price Return Index does not include dividends declared by any of the companies included in this Index.

NASDAQ-100 Price Return Index.  The NASDAQ-100 Price Return Index includes securities of 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The NASDAQ-100 Price Return Index does not include dividends declared by any of the companies included in this Index.

Please see Appendix “Index Publishers” later in this Prospectus for important information regarding the publishers of the Indices.

Segment Type Holding Accounts

Any contribution or transfer designated for a Segment Type on any day other than a Segment Start Date will be allocated to the corresponding Segment Type Holding Account until the Segment Start Date. Any contribution or transfer designated for a Segment Type on a Segment Start Date will not be allocated to the corresponding Segment Type Holding Account but instead will be directly invested in that Segment assuming all participation requirements are met. The Segment Type Holding Accounts are part of the EQ/Money Market variable investment option. The Segment Type Holding Accounts have the same rate of return as the EQ/Money Market variable investment option.

You can transfer amounts from a Segment Type Holding Account to any investment option at any time up to the close of business on the Segment Start Date.

Segment Start Date

Each Segment will have a Segment Start Date. New Segments generally start on the first or third Thursday of each month. However, the Segment Start Date may sometimes be a different day under certain circumstances. Please see “Setting the Segment Maturity Date and Segment Start Date” below. Also, we may offer Segments more or less frequently and on different days for some or all contracts.

Performance Cap Rate

The Performance Cap Rate generally determines the maximum Segment Rate of Return that each Segment will be credited with on the Segment Maturity Date or the maximum Annual Lock Yearly Rate of Return on each Annual Lock Anniversary. Performance Cap Rates are announced at least one week before the Segment Start Date and can be found at www.equitable.com/annuities/equivest/market-trend-indicator. The Performance Cap Rate for each Segment, including each Annual Lock Segment, will not change throughout the Segment Duration.

The Performance Cap Rate may limit your participation in any increases in the underlying Index associated with a Segment. Our minimum Performance Cap Rate for 6 year and 1 year Standard Segments is 12% and 2%, respectively. Our minimum Performance Cap Rate for Annual Lock Segments is 2%. We guarantee that for the life of your contract we will not open a Segment with a Performance Cap Rate below the applicable minimum Performance Cap Rate. In some cases, we may decide not to declare a Performance Cap Rate for a Segment, in which case there is no maximum Segment Rate of Return for that Segment and you will receive the Index Performance Rate for that Segment subject to the Segment Buffer. When this happens, the Segment is referred to as uncapped.

Please note that the Performance Cap Rate and Segment Rate of Return are cumulative rates of return from the Segment Start Date to the Segment Maturity Date or from the Segment Start Date to the first Annual Lock Anniversary and thereafter from each Annual Lock Anniversary to the next for Annual Lock Segments, NOT annual rates, even if the Segment Duration is longer than one year. The Performance Cap Rate is set at our sole discretion.

Segment Buffer

The Segment Buffer protects you from negative Index performance down to the Segment Buffer. For example, if the Segment Buffer is -10%, then on the Segment Maturity Date you would be protected from any decline in the Index that is equal to or less than -10%. However, you will bear the entire risk of loss for the portion of negative Index performance that exceeds -10%, which means that with a -10% Segment Buffer you could lose up to 90% of principal and previously credited interest.

The Segment Buffer is currently -10%, -20% or -30%, depending on the Segment chosen. The Segment Buffer will not change throughout the Segment Duration. We will always offer a Segment Buffer of at least -10%.

Segment Participation Requirements

Provided that all participation requirements are met, all amounts allocated to a Segment Type that are in the associated Segment Type Holding Account as of the close of business on the Segment Start Date, plus any earnings on those amounts, as well as, all amounts transferred and subsequent contributions allocated to a Segment Type on the Segment Start Date will be transferred into the new Segment on the Segment Start Date.

The participation requirements are as follows: (1) Segment is available, (2) Segment Maturity Date Requirement is met and (3) a minimum aggregate amount of $500 must be in the Segment Type Holding Account and/or allocated to the Segment if the Segment Duration is greater than one year. If these requirements are met, your account value in the Segment Type Holding Account will be transferred into a new Segment along with any amount allocated to that Segment Type on the Segment Start Date. This amount is your initial Segment Investment.

(1) Segment is available.  The Segment must actually be created on the Segment Start Date as scheduled. We may suspend or terminate any Segment Type, at our sole discretion, at any time. If we terminate a Segment Type, no new Segments of that Segment Type will be created, and the amount that would have been transferred to the Segment will be transferred to the EQ/Money Market variable investment option instead. If we suspend a Segment Type, no new Segments of that Segment Type will be created until the suspension ends, and the amount that would have been transferred to the Segment will remain in or be transferred into the Segment Type Holding Account.

(2) Segment Maturity Date Requirement is met.  The Segment Maturity Date must occur on or before the contract maturity date. If the Segment Maturity Date is after the contract maturity date, your account value in the Segment Type Holding Account will be transferred to the EQ/Money Market variable investment option.

(3) Minimum amount is met.  For Segments with a duration of greater than 1 year, the minimum aggregate amount that must be in the Segment Holding Account and/or allocated to the Segment before it will be transferred into a new Segment is $500. There is no minimum amount for 1-year Segments.

Segment Maturity Date

Your Segment Maturity Date is the Segment Transaction Date on which a Segment ends. You will receive notice of your maturing Segments in your quarterly statement.

Segment Maturity Instructions. You may specify maturity instructions that tell us how to allocate the Segment Maturity Value among the investment options and you can change these instructions at any time. You may tell us either to follow your instructions on file for new contributions, to withdraw all or part of your Segment Maturity Value, or to transfer your Segment Maturity Value to the next available Segment of the same or different Segment Type, provided the participation requirements are met. While you may specify or change your maturity instructions for maturing Segments at any time until the close of business on the Segment Maturity Date, we recommend submitting new or revised instructions at least five business days prior to the Segment Maturity Date.

As stated above, you may elect to have maturing Segments invested according to your instructions on file, and those instructions may include allocations to different Segment Types, or you may elect to transfer your Segment Maturity Value to the next available Segment of the same Segment Type in which you are currently invested. If you take either of these steps, then the designated portion of your Segment Maturity Value will be transferred to the corresponding Segment, as of the close of business on the Segment Maturity Date, assuming that all participation requirements are met.

If you have not provided us with maturity instructions for a maturing Segment, then by default the Segment Maturity Value will be transferred to the same Segment Type as the maturing Segment except that if the next Segment to be created in the Segment Type would not meet the Segment Maturity Date Requirement or that Segment Type has been terminated, we will instead transfer your Segment Maturity Value to the EQ/Money Market variable investment option. Also, if your Segment would not meet the applicable minimum amount, we will instead transfer your Segment Maturity Value to the applicable Segment Type Holding Account.

Segment Maturity Value

We calculate your Segment Maturity Value on the Segment Maturity Date using your Segment Investment and the Segment Rate of Return.

Your Segment Maturity Value for all Segments is calculated as follows:

We multiply your Segment Investment by your Segment Rate of Return to get your Segment Return Amount. Your Segment Maturity Value is equal to your Segment Investment plus your Segment Return Amount. Your Segment Return Amount may be negative, in which case your Segment Maturity Value will be less than your Segment Investment.

Standard Segments.  For Standard Segments, the Segment Rate of Return is equal to the Index Performance Rate (the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date), subject to the Performance Cap Rate and Segment Buffer, as follows:

If the Index Performance Rate:	Your Segment Rate of Return will be:
exceeds the Performance Cap Rate	equal to the Performance Cap Rate
is positive but less than or equal to the Performance Cap Rate	equal to the Index Performance Rate
is flat or negative by a percentage equal to or less than the Segment Buffer	equal to 0%
is negative by a percentage greater than the Segment Buffer	negative, equal to the extent of the percentage exceeding the Segment Buffer

These values are based on the value of the relevant Index on the Segment Start Date and the Segment Maturity Date. Any fluctuations in the value of the Index between those dates is ignored in calculating the Segment Rate of Return.

Annual Lock Segments.  For Annual Lock Segments, the Segment Rate of Return is equal to the cumulative result of each successive Annual Lock Yearly Rate of Return. The Annual Lock Yearly Rate of Return is equal to the Index Performance Rate (the percentage change in the value of the related Index from the Segment Start Date to the first Annual Lock Anniversary and thereafter from one Annual Lock Anniversary to the next), subject to the Performance Cap Rate and Segment Buffer, as follows:

If the Index Performance Rate for the Annual Lock Period:	Your Annual Lock Yearly Rate of Return for that Annual Lock Period will be:
exceeds the Performance Cap Rate	equal to the Performance Cap Rate
is positive but less than or equal to the Performance Cap Rate	equal to the Index Performance Rate
is flat or negative by a percentage equal to or less than the Segment Buffer	equal to 0%
is negative by a percentage greater than the Segment Buffer	negative, equal to the extent of the percentage exceeding the Segment Buffer

We first multiply your Segment Investment by your Annual Lock Yearly Rate of Return for the first year (first Annual Lock Period) to get your Annual Lock Yearly Return Amount for that year (Annual Lock Period). Your Annual Lock Anniversary Ending Amount for the first Annual Lock Period is equal to your Segment Investment plus or minus your Annual Lock Yearly Return Amount for that Annual Lock Period. Your Annual Lock Yearly Return Amount for that period may be negative, in which case your Annual Lock Anniversary Ending Amount for that period will be less than your Segment Investment. The Annual Lock Anniversary Ending Amount on the first Annual Lock Anniversary is the Annual Lock Anniversary Starting Amount for the second year (second Annual Lock Period) that we multiply by the Annual Lock Yearly Rate of Return for that Annual Lock Period and so on for the remaining Annual Lock Periods until the Segment Maturity Date (sixth Annual Lock Anniversary). These values are based on the change in the value of the relevant Index during the relevant Annual Lock Period. Any fluctuation in the value of the Index between a Segment Start Date and the first Annual Lock Anniversary (and between each successive Annual Lock Anniversary thereafter) is ignored when calculating the Annual Lock Anniversary Ending Amount.

Please note: (i) the Annual Lock Anniversary Starting Amount (and each subsequent Annual Lock Anniversary Starting and Ending Amount) is adjusted for any withdrawals (including any withdrawal charge) from the Segment and (ii) the Annual Lock Anniversary Starting and Ending Amounts are used solely to calculate the Segment

Maturity Value for Annual Lock Segments, are not credited to the contract, are not the Segment Interim Value, and cannot be received upon surrender or withdrawal. See “Segment Maturity Value” for examples calculating the Segment Rate of Return, Segment Return Amount and Segment Maturity Value.

Setting the Segment Maturity Date and Segment Start Date

There will generally be two or more Segment Transaction Dates each month. The Segment Maturity Date for Segments maturing and the Segment Start Date for new corresponding Segments will occur on the same Segment Transaction Date.

If a Segment Transaction Date falls on a holiday, the Segment Transaction Date will generally be the preceding Business Day.

Effect of an emergency close.  Segments are scheduled to mature and new Segments start on Segment Transaction Dates. It is possible that an Index could be affected by an emergency close on a Segment Transaction Date, thereby affecting the Index’s ability to publish a price and our ability to mature and start Segments based on the affected Index. Emergency closes can have two consequences.

1.	If the NYSE experiences an emergency close and Indices cannot publish prices, we will delay the maturity and start of all Segments for all Indices.

2.	If any Index not on the NYSE experiences an emergency close and cannot publish a price, we will use the most recent closing price for that Index.

If the conditions that cause an emergency close of the NYSE persist, we will use reasonable efforts to calculate the Segment Maturity Value of any affected Segments. If the affected Index cannot be priced within eight days, we will contact a calculating agency, normally a bank we have a contractual relationship with, which will determine a price to reflect a reasonable estimate of the Index level.

Suspension, Termination and Changes to Segment Types and Indices

We may decide at any time until the close of business on each Segment Start Date whether to offer any or all of the Segment Types described in this Prospectus on a Segment Start Date for a particular Segment. We may suspend a Segment Type for a week, month or a period of several months, or we may terminate a Segment Type entirely.

If a Segment Type is suspended, your account value will remain in the Segment Type Holding Account until a Segment of that Segment Type is offered or you transfer out of the Segment Type Holding Account. We will provide you with written confirmation when money is not transferred from a Segment Type Holding Account into a Segment due to the suspension of a Segment Type.

If a Segment Type is terminated, your account value in the corresponding Segment Type Holding Account will be transferred into the EQ/Money Market variable investment option on the day that would have been the Segment Start Date.

We have the right to substitute an alternative index prior to Segment maturity if the publication of one or more Indices is discontinued or at our sole discretion we determine that our use of such Indices should be discontinued because, for example, changes to the Index make it impractical or expensive to purchase securities or derivatives to hedge the Index, or if the calculation of one or more of the Indices is substantially changed. The alternative index would be used to calculate performance from the Segment Start Date to the Segment Maturity Date. In addition, we reserve the right to use any or all reasonable methods to end any outstanding Segments that use such Indices. We also have the right to add additional Indices under the contract at any time. We would provide notice about the use of additional or alternative Indices, as soon as practicable, in a supplement to this Prospectus. If an alternative index is used, its performance could impact the Index Performance Rate, Segment Rate of Return, Segment Maturity Value, Annual Lock Yearly Rate of Return, Annual Lock Anniversary Starting and Ending Amounts and Segment Interim Value. An alternative index would not change the Segment Buffer or Performance Cap Rate for an existing Segment. If a similar index cannot be found, we will end the affected Segments prematurely by applying the Segment Performance Cap Rate and Segment Buffer to the actual gains or losses on the original Index as of the date of termination. We would attempt to choose a substitute index that has a similar investment objective and risk profile to the replaced index. For example, if the Russell 2000® Index were not available, we might use the NASDAQ Composite Index.

We reserve the right to offer any or all Segment Types more or less frequently than we have been or to stop offering any or all of them or to suspend offering any or all of them temporarily for some or all contracts. If we stop offering or suspend certain Segment Types, each existing Segment of those Segment Types will remain invested until its respective Segment Maturity Date. In the highly unlikely event we were forced to stop offering new Segments, contract owners would be limited to transferring or contributing to the other investment options described in the variable annuity prospectus. Such action would not change or limit any other rights or benefits under the variable annuity contract. You could also choose to surrender your contract but you could be subject to surrender charges, taxes and tax penalties, and if you purchase another retirement vehicle it may have different features, fees and risks than this contract. If you are buying this contract for the index options you should speak to your financial advisor as to whether this product is right for you. See the variable annuity Prospectus for more information.

Allocating your contributions

Your allocation instructions determine how your contributions are allocated, which may be among one or more of the investment options. The maximum current number of Segments that may be active in your contract at any time is 60. The maximum number of active Segments we allow at any one time may change and, in the future, it may be lower than the current number disclosed herein. If a transfer or contribution into a Segment will cause a contract to exceed that limit, such transfers or contribution will be defaulted to the EQ/Money Market variable investment option. If there are multiple Segments scheduled to be established on a Segment Start Date, new Segments will be established in the order of those that would have the largest initial Segment Investment first until the limit is reached. Any remaining amount that is not transferred into a Segment will then be defaulted to the EQ/Money Market variable investment option. We will notify you that your allocation instructions have exceeded the maximum number of Segments and request new instructions when the proceeds are defaulted into the EQ/Money Market Account. Allocations must be in whole percentages and you may change your allocation percentages at any time. However, the total of your allocations must equal 100%. Once your contributions are allocated to the investment options they become part of your account value. Subsequent contributions are allocated according to instructions on file unless you provide new instructions. We discuss account value in “Determining your contract’s value” later in this Prospectus.

Please see your variable annuity prospectus for more information about your role in managing your allocations.

Segment Interim Value Calculation

In setting the Performance Cap Rate that we use in calculating the Segment Maturity Value, we assume that you are going to hold a Segment until the Segment Maturity Date. However, you have the right under the contract to access amounts in the Segments before the Segment Maturity Date. Therefore, we calculate a Segment Interim Value on each business day, which is also a Segment Business Day, between the Segment Start Date and the Segment Maturity Date. The method we use to calculate the Segment Interim Value is different than the method we use to calculate the value of the Segment on the Segment Maturity Date. Prior to the Segment Maturity Date, we use the Segment Interim Value to calculate (1) your account value after deducting account fees; (2) the amount your beneficiary would receive as a death benefit; (3) the amount you would receive if you make a withdrawal or loan from a Segment; (4) the amount you would receive if you surrender your variable annuity contract; (5) the amount you would receive if you annuitize; or (6) the amount you would receive if you cancel your variable annuity contract and return it to us for a refund within your state’s “free look” period (unless your state requires that we refund the full amount of your contribution upon cancellation). If a partial withdrawal or loan is taken from a Segment on a date other than the Segment Maturity Date the Segment Investment will be reduced and the amount of the reduction could be more than the amount of the withdrawal. The risk of loss of principal and previously credited interest may be greater in the case of an Interim Value Transaction. An Interim Value Transaction could ultimately result in a loss of principal and previously credited interest of up to 70% to 90%. Withdrawal charges and tax consequences could also apply.

The Segment Interim Value is calculated based on a formula that provides a treatment for an early distribution that is designed to be consistent with how distributions at the end of a Segment are treated. Appendix “Segment Interim Value” sets forth the calculation formula as well as numerous hypothetical examples. The formula is calculated by adding the fair value of three components. These components provide us with a market value estimate of the risk of loss and the possibility of gain at the end of a Segment. These components are used to calculate the Segment Interim Value. The three components are:

(1)	Fair value of hypothetical fixed instruments; plus

(2)	Fair value of hypothetical derivatives; plus

(3)	Cap calculation factor.

We then compare the sum of the three components above with a limitation based on the Performance Cap Rate. In particular, the Segment Interim Value is never greater than the Segment Investment (or most recent Annual Lock Anniversary Starting Amount, if applicable) multiplied by the Performance Cap Rate limiting factor. See “Appendix: State contract availability and/or variations of certain features and benefits” for more information about States where the Performance Cap Rate limiting factor is equal to the Performance Cap Rate. This limitation is imposed to discourage owners from withdrawing from a Segment before the Segment Maturity Date where there may have been significant increases in the relevant Index early in the Segment Duration. For more information, please see Appendix “Segment Interim Value”.

Even if the corresponding Index has experienced positive investment performance since the Segment Start Date, because of the factors we take into account in the calculation above, your Segment Interim Value may be lower than your Segment Investment.

Structured Investment Option’s charges and expenses

Adjustments with respect to early surrender, withdrawal or other distribution from Segments

We use the Segment Interim Value when a surrender, withdrawal or other distribution (including fees and charges) is taken from a Segment prior to the Segment Maturity Date. The Segment Interim Value is calculated based on a formula that provides a treatment for an early distribution that is designed to be consistent with how distributions at the end of a Segment are treated. For more information on the calculation of the Segment Interim Value, please see “Segment Interim Value Calculation” in “Description of the Structured Investment Option”.

How we deduct the variable annuity contract charges from the Structured Investment Option

Electing the Structured Investment Option changes how certain charges under your variable annuity contract are allocated and administered.

Contract Maintenance Fee

The annual contract maintenance fee, if any, will be deducted from the account value in the investment options on the last business day of each contract year as described in your variable annuity contract prospectus. If there is insufficient value or no value in those options, the charge will then be deducted from the Segment Type Holding Account, and then pro rata from the Segments.

Separate account annual expenses

Under the provisions of your contract, we deduct a daily charge(s) from the net assets in each variable investment option and Segment Type Holding Accounts to compensate us for mortality and expense risks and other expenses. The Segment Type Holding Accounts are part of the EQ/Money Market variable investment option available under your contract.

Transfers

Under your variable annuity contract, at any time before the date annuity payments are to begin, you can transfer some or all of your account value among the investment options, subject to the following current limitations:

•	You may not transfer out of a Segment before its Segment Maturity Date.

•	You may not contribute or transfer money into a Segment Type Holding Account and designate a Segment Start Date. The account value in the Segment Type Holding Account will be transferred on the first Segment Start Date on which you meet the participation requirements.

•	You may not contribute or transfer into a Segment Type Holding Account if the Segment Maturity Date of the Segment that will be created on the Segment Start Date would be after the maturity date of your contract.

•	You may not transfer to a Segment if the total number of Segments that would be active in your contract after such transfer would be greater than 60. See “Allocating your contributions” for more information. If a transfer from a Segment Type Holding Account into a Segment will cause a contract to exceed this limit, such transfers will be defaulted to the EQ/Money Market variable investment option. If there are multiple Segments scheduled to be established on a Segment Start Date, new Segments will be established in the order of those that would have the largest initial Segment Investment first until the limit is reached. Any remaining amount that is not transferred into a Segment will then be defaulted to the EQ/Money Market variable investment option.

•	Transfers from a Segment Type Holding Account to a Segment will not occur if you do not meet the participation requirements. See “Segment Participation Requirements” in “Contract features and benefits”.

•	If your variable annuity contract permits dollar cost averaging (“DCA”) programs, you can elect to have the
DCA systematically transfer amounts over time to the Segment Type Holding Account subject to the following current limitations:

—	Currently, your account value will be transferred from the DCA program into your designated Segment Type Holding Account(s) on a monthly basis.

—

If a Segment Type is suspended, any amount in the DCA program destined for that Segment will be transferred to the Segment Type Holding Account. It will remain there until the next Segment Start Date on which the Segment is not suspended. If one of the Segment Types is terminated or discontinued, the value in the terminated Segment Type Holding Account will be moved to the EQ/Money Market variable investment option.

—	The rebalancing program feature in your variable annuity contract is not available for amounts allocated to the Segment Type Holding Account or to any Segment.

Upon advance notice to you, via a client communication mailing, we may change or establish additional restrictions on transfers among the investment options, including limitations on the number, frequency, or dollar amount of transfers. In addition, we may, at any time, exercise our right to limit or terminate transfers into any of the variable investment options and to limit the number of variable investment options which you may elect. We currently do not impose any transfer restrictions among the variable investment options. A transfer request does not change your allocation instructions on file. Our current transfer restrictions are set forth in the “Disruptive transfer activity” section of the variable annuity prospectus.

Please see “Allocating your contributions” in your variable annuity contract prospectus for more information about your role in managing your allocations.

How distributions, including withdrawals, are taken from your account value under the Structured Investment Option

When you elect the Structured Investment Option, unless you specify otherwise, we will take your withdrawals (or other distributions) as follows:

•	Withdrawals will be taken from your value in the investment options as described in your variable annuity contract prospectus and any withdrawal request form. If there is insufficient value or no value in those investment options, any additional amount of the withdrawal or the total amount of the withdrawal will be withdrawn from the Segment Type Holding Account(s) on a pro rata basis. If there is insufficient value or no value in the Segment Type Holding Account(s), any additional amount of the withdrawal required or the total amount of the withdrawal will be withdrawn from the Segment(s) on a pro rata basis.

You can specify a withdrawal be taken from any investment option at any time. However, you can only request a withdrawal be taken specifically from a Segment when there is zero value (meaning no money) in all other investment options and Segment Type Holding Accounts.

If you have amounts in a Segment Type Holding Account and you make a withdrawal on a Segment Start Date, that withdrawal will occur before any transfer into the Segment and that withdrawal amount will not be transferred into the Segment created on that date.

Withdrawals from a Segment prior to your Segment Maturity Date reduce the Segment Investment on a pro rata basis by the same proportion that the Segment Interim Value is reduced on the date of the withdrawal. Accordingly, the Segment Investment could be reduced by more than the amount of the withdrawal. We use the Segment Investment to determine your Segment Maturity Value.

You can request, in advance of your Segment Maturity Date, a withdrawal of your Segment Maturity Value on the Segment Maturity Date. We reserve the right to change or cancel this provision at any time.

Effect of your death on the Structured Investment Option

In general, if you die while your variable annuity contract is in force, it terminates and the applicable death benefit is paid.

Once we have received notice of your death and until the death benefit is processed, we will not make any transfers from the Segment Type Holding Account to a Segment. Amounts in the Segment Type Holding Account will be defaulted into the EQ/Money Market variable investment option. If Segments mature, the Segment Maturity Value will be transferred to the EQ/Money Market variable investment option.

If the contract has active Segments at the time an account value death benefit is paid, we will use the Segment Interim Value calculation to determine the value in the active Segments which could result in a substantial loss of up to 70% to 90% of your principal and previously credited interest in those Segments.

There are various circumstances, however, in which your variable annuity contract can be continued under a Beneficiary continuation option (“BCO”). For more information please see the “Beneficiary continuation option” in your variable annuity prospectus and “How the Structured Investment Option affects the Beneficiary continuation option” below.

How the Structured Investment Option affects the Beneficiary continuation option

This feature permits a designated individual, on your death, to maintain a contract with your name on it and receive distributions under the contract, instead of receiving the death benefit in a single sum.

Under the Beneficiary continuation option, if you have any account value in a Segment or Segment Holding Account:

•	The transfer restrictions on amounts in Segments prior to election of the beneficiary continuation option remain in place. The Segment Maturity Value may be reinvested in other investment options. However, if the beneficiary is subject to the “10-year rule,” amounts may not be invested in Segments with Segment Maturity Dates later than December 31st of the calendar year which contains the tenth anniversary of your death.

•	If there is more than one beneficiary, then as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the beneficiary continuation option feature for the first beneficiary, all Segments will continue for each beneficiary.

An eligible designated beneficiary who chooses to receive annual payments over his life expectancy should consult his tax adviser about selecting Segments that provide sufficient liquidity to satisfy the payout requirements under this option. For more information, please see “Required minimum distributions” under “Tax Information” in your variable annuity prospectus.

The Non-Unitized Separate Account

Separate Account No. 69A is a non-unitized separate account of Equitable Financial Life Insurance Company of America established under Arizona Insurance Law (the “non-unitized separate account”).

We hold assets in the non-unitized separate account to support our obligations under the Structured Investment Option. We own the assets of the non-unitized separate account, as well as any favorable investment performance on those assets. You do not participate in the performance of the assets held in the non-unitized separate account. We are obligated to pay all money we owe under the contract. If the obligation exceeds the assets of the non-unitized separate account, funds will be transferred to the non-unitized separate account from the general account. We may, subject to applicable state law, transfer all assets allocated to the non-unitized separate account to our general account. We guarantee all benefits relating to your value in the Structured Investment Option, regardless of whether assets supporting the Structured Investment Option are held in a non-unitized separate account or our general account. An owner should look to the financial strength of the Company for its claims-paying ability. For more information, see “About the general account” in the variable annuity prospectus.

We may invest non-unitized separate account assets in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues. We may also invest in interest rate swaps. Although the above generally describes our plans for investing the assets supporting our obligations under the Structured Investment Option, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws.

4. Distribution of the Contracts

The SIO is distributed by both Equitable Advisors and Equitable Distributors. The Distributors serve as principal underwriters of Variable Account AA through which the underlying variable annuity contracts are offered. The offering of the contracts is intended to be continuous.

The Structured Investment Option is only available under certain variable annuity contract(s) issued by the Company. Extensive information about the arrangements for distributing the annuity contracts, including sales compensation, is included in the appropriate variable annuity contract prospectus and in the statement of additional information that relates to that prospectus under “Distribution of the contracts”, respectively. All of that information applies regardless of whether you choose to use the Structured Investment Option, and there is no additional plan of distribution or sales compensation with respect to the Structured Investment Option. There is also no change to the information regarding the fact that the principal underwriter(s) is an affiliate or an indirect wholly owned subsidiary of the Company.

5. Incorporation of certain documents by reference

Equitable Financial Life Insurance Company of America’s Annual Report on Form 10-K for the period ended December 31, 2022 (the “Annual Report”) is considered to be part of this Prospectus because it is incorporated by reference.

The Company files reports and other information with the SEC, as required by law. You may read and copy this information at the SEC’s public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC’s website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Under the Securities Act of 1933, the Company has filed with the SEC a registration statement relating to the Structured Investment Option (the “Registration Statement”). This Prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

After the date of this Prospectus and before we terminate the offering of the securities under the Registration Statement, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 (“Exchange Act”), will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus, will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file the Registration Statement and our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to:

Equitable Financial Life Insurance Company of America

8501 IBM Drive, Suite 150-GR

Charlotte, NC 28262-4333

Attention: Corporate Secretary (telephone: (212) 554-1234)

You can access our website at www.equitable.com.

Independent Registered Public Accounting Firm

The financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP provides independent audit services and certain other non-audit services to the Company as permitted by the applicable SEC independence rules, and as disclosed in the Company’s Form 10-K. PricewaterhouseCoopers LLP’s address is 300 Madison Avenue, New York, New York 10017.

Appendix: Segment Interim Value

We calculate the Segment Interim Value for each Segment on each Segment Business Day that falls between the Segment Start Date and Segment Maturity Date. The calculation is a formula designed to measure the fair value of your Segment Investment on the particular interim date, and is based on the downside protection provided by the Segment Buffer, the limit on participation in investment gain provided by the Performance Cap Rate, an adjustment for the effect of a withdrawal (which also includes a surrender or payment) prior to the Segment Maturity Date and a pro rata portion of the Contract Fee. The formula we use, in part, derives the fair value of hypothetical investments in fixed instruments and derivatives. These values provide us with protection from the risk that we will have to pay out account value related to a Segment prior to the Segment Maturity Date. The hypothetical put option provides us with a market value of the potential loss at Segment maturity, and the hypothetical call options provide us with a market value of the potential gain at Segment maturity. This formula provides a treatment for an early distribution that is designed to be consistent with how distributions at the end of a Segment are treated. We are not required to hold such investments in relation to Segments and may or may not choose to do so. You are not affected by the performance of any of our investments (or lack thereof) relating to Segments. The formula also includes an adjustment relating to the Cap Calculation Factor. This is a positive adjustment of the percentage of the estimated expenses corresponding to the portion of the Segment Duration that has not elapsed. This Appendix sets forth the actual calculation formula, an overview of the purposes and impacts of the calculation, and detailed descriptions of the specific inputs into the calculation. You should note that even if a corresponding Index has experienced positive growth, the calculation of your Segment Interim Value may result in an amount lower than your Segment Investment. We have included examples of calculations of Segment Interim Values under various hypothetical situations at the end of this Appendix.

Calculation Formula

Your Segment Interim Value is equal to the lesser of (A) or (B), where:

(A)	equals the sum of the following three components:

(1)	Fair Value of hypothetical Fixed Instruments; plus

(2)	Fair Value of hypothetical Derivatives; plus

(3)	Cap Calculation Factor.

(B)	equals the Segment Investment (or the most recent Annual Lock Anniversary Starting Amount for an Annual Lock Segment) multiplied by (1 + the Performance Cap Rate limiting factor).

Overview of the Purposes and Impacts of the Calculation

Fair Value of Hypothetical Fixed Instruments.  The Segment Interim Value formula includes an element designed to compensate us for the fact that when we have to pay out account value related to a Segment before the Segment Maturity Date, we forgo the opportunity to earn interest on the Segment Investment from the date of withdrawal (which also includes a surrender or payment) until the Segment Maturity Date. We accomplish this estimate by calculating the present value of the Segment Investment using an investment rate widely used in financial markets.

Fair Value of Hypothetical Derivatives.  For Standard Segments we use hypothetical put and call options that are designated for each Segment to estimate the market value, at the time the Segment Interim Value is calculated, of the risk of loss and the possibility of gain at the end of the Segment. This calculation reflects the value of the downside protection that would be provided at maturity by the Segment Buffer as well as the upper limit that would be placed on gains at maturity due to the Performance Cap Rate. For Annual Lock Segments, we use a hypothetical derivatives contract where the final payout equals the compounded Annual Lock Yearly Rate of Return (i.e., the Index Performance Rate for each successive Annual Lock Period, subject to the Performance Cap Rate and Segment Buffer), to estimate the market value of the Segment at the time the Segment Interim Value is calculated. This hypothetical derivatives contract reflects the value of the downside protection that would be provided at each Annual Lock Anniversary by the Segment Buffer as well as the upper limit that would be placed on gains at each Annual Lock Anniversary due to the Performance Cap Rate.

When valuing the hypothetical Derivatives as part of the Segment Interim Value calculation, we use inputs that are consistent with market prices that reflect the estimated cost of exiting the hypothetical Derivatives before Segment maturity. See the “Fair Value of Hypothetical Derivatives” in “Detailed Descriptions of Specific Inputs to the Calculation”. Our fair market value methodology, including the market standard model we use to calculate the fair value of the hypothetical Derivatives for each particular Segment, may result in a fair value that is higher or lower than the fair value other methodologies and models would produce. Our fair value may also be higher or lower than the actual market price of the identical derivatives. As a result, the Segment Interim Value you receive may be higher or lower than what other methodologies and models would produce.

At the time the Segment Interim Value is determined, the Fair Value of Hypothetical Derivatives for Standard Segments is calculated using three different hypothetical options. These hypothetical options are designated for each Segment and are described in more detail in this Appendix.

At-the-Money Standard Segment Call Option (strike price equals the index value at Segment inception).  For Standard Segments, the potential for gain is estimated using the value of this hypothetical option.

Out-of-the-Money Call Option (strike price equals the index increased by the Performance Cap Rate).  The potential for gain in excess of the Performance Cap Rate is estimated using the value of this hypothetical option.

•	For Standard Segments, the net amount of the At-the-Money Standard Segment Call Option less the value of the Out-of-the-Money Call Option is an estimate of the market value of the possibility of gain at the end of the Segment as limited by the Performance Cap Rate.

Out-of-the-Money Put Option (strike price equals the index decreased by the Segment Buffer). The risk of loss is estimated using the value of this hypothetical option.

•	It is important to note that this put option value will almost always reduce the amount you receive, even where the Index is higher at the time of the withdrawal than at the time of the original investment. This is because the risk that the Index could have been lower at the end of a Segment is present to some extent whether or not the Index has increased at the earlier point in time that the Segment Interim Value is calculated.

Cap Calculation Factor.  In setting the Performance Cap Rate, we take into account that we incur expenses in connection with a contract, including insurance and administrative expenses. The Segment Interim Value formula includes item (A)(3) above, the Cap Calculation Factor, which is designed to reflect the fact that we will not incur those expenses for the entire duration of the Segment if you withdraw your investment prior to the Segment Maturity Date. Therefore, the Cap Calculation Factor is always positive and declines during the course of the Segment.

Performance Cap Rate limiting factor.  The formula provides that the Segment Interim Value is never greater than (B) above, which is the portion of the Performance Cap Rate corresponding to the portion of the Segment Duration that has elapsed. This limitation is imposed to discourage owners from withdrawing from a Segment before the Segment Maturity Date where there may have been significant increases in the relevant Index early in the Segment Duration (or Annual Lock Period). Although the Performance Cap Rate limiting factor pro-rates the upside potential on amounts withdrawn early, there is no similar adjustment to pro-rate the downside protection. This means, if you surrender or cancel your contract, die or make a withdrawal from a Segment before the Segment Maturity Date, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date (or each Annual Lock Anniversary), and any upside performance will be limited to a percentage lower than the Performance Cap Rate.

Detailed Descriptions of Specific Inputs to the Calculation

(A)(1) Fair Value of Hypothetical Fixed Instruments.  The Fair Value of Hypothetical Fixed Instruments in a Segment is currently based on the investment rate associated with the Segment’s remaining time to maturity. Investment rates are interest rates associated with investment grade fixed income instruments which can be used to back the Segment. The investment rate will seek to approximate the bond yields which are used in the fixed instrument strategy (e.g., pricing, hedging) for this product. The investment rate will be determined based on an investment grade index selected to approximately correspond to the quality profile of bonds used in the fixed instrument strategy for this product. To apply the investment grade index values to the Fair Value of Hypothetical Fixed Instruments component of Segment Interim Value calculation, the spread over risk-free rates for selected investment grade index maturity points will be added to the risk-free rates used in other components of the Segment Interim Value calculation.

The Fair Value of Hypothetical Fixed Instruments is defined as its present value, as expressed in the following formula: (Segment Investment)/(1 + rate)(time to maturity)

The Company’s decision to use investment rates, which are generally higher than swap rates, to calculate the Fair Value of Hypothetical Instruments component of the Segment Interim Value will result in a lower value for that component relative to using swap rates to calculate that component and, all other things being equal, will result in a lower recalculated Segment Investment if a partial withdrawal is taken from a Segment or a lower withdrawal amount if a full withdrawal is taken from a Segment. The time to maturity is expressed as a fraction, in which the numerator is the number of days remaining in the Segment Duration and the denominator is the average number of days in each year of the Segment Duration for that Segment.

(A)(2) Fair Value of Hypothetical Derivatives.  We utilize a fair market value methodology to determine the Fair Value of Hypothetical Derivatives.

For each Standard Segment, we designate and value three hypothetical options, each of which is tied to the performance of the Index underlying the Segment in which you are invested. For Standard Segments, these are: (1) the At-the-Money Call Option, (2) the Out-of-the-Money Call Option and (3) the Out-of-the-Money Put Option. At Segment maturity, the Put Option is designed to value the loss below the buffer, while the call options are designed to provide gains up to the Performance Cap Rate. These options are described in more detail below. For each Annual Lock Segment, we designate and value a hypothetical derivatives contract which is tied to the compounded performance of the Index underlying the Segment in which you are invested.

In addition to the inputs discussed above, the Fair Value of Hypothetical Derivatives is also affected by the time remaining until the Segment Maturity Date (or each remaining Annual Lock Anniversary). More information about the designated hypothetical options is set forth below:

(1)

At-the-Money Call Option:  This is an option to buy a position in the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the price of the Index on the Segment Start Date. At any time during the Segment Duration, the fair value of the Standard Segment At-the-Money Call Option represents the market value of the potential to receive an amount in excess of the Segment Investment on the Segment Maturity Date equal to the percentage growth in the Index between the Segment Start Date and the Segment Maturity Date, multiplied by the Segment Investment.

(2)

Out-of-the-Money Call Option:  This is an option to sell a position in the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the price of the Index on the Segment Start Date increased by a percentage equal to the Performance Cap Rate. At any time during the Segment Duration, the fair value of the Out-of-the-Money Call Option represents the market value of the potential to receive an amount in excess of the Segment Investment equal to the percentage growth in the Index between the Segment Start Date and the Segment Maturity Date in excess of the Performance Cap Rate, multiplied by the Segment Investment. The value of this option is used to offset the value of the At-the-Money Standard Segment Call Option (for Standard Segments), thus recognizing in the Interim Segment Value a ceiling on gains at Segment maturity imposed by the Performance Cap Rate.

(3)

Out-of-the-Money Put Option:  This is an option to sell a position in the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the price of the Index on the Segment Start Date decreased by a percentage equal to the Segment Buffer. At any time during the Segment Duration, the fair value of the Out-of-the-Money Put Option represents the market value of the potential to receive an amount equal to the excess of the negative return of the Index between the Segment Start Date and the Segment Maturity Date beyond the Segment Buffer, multiplied by the Segment Investment. The value of this option reduces the Interim Segment Value, as it reflects losses that may be incurred in excess of the Segment Buffer at Segment maturity.

For Standard Segments, the Fair Value of Derivatives is equal to (1) minus (2) minus (3), as defined above.

We determine the fair value of each of the applicable designated hypothetical options for a Standard Segment using a market standard model for valuing a European option on the Index, assuming a continuous dividend yield or net convenience value, with inputs that are consistent with market prices that reflect the estimated cost of exiting the hypothetical Derivatives prior to Segment maturity (e.g., the estimated ask price). If we did not take into account the estimated exit price, your Segment Interim Value would be greater. In addition, the estimated fair value price used in the Segment Interim Value calculation may vary higher or lower from other estimated prices and from what the actual selling price of identical derivatives would be at any time during each Segment. If our estimated fair value price is lower than the price under other fair market estimates or for actual transactions, then your Segment Interim Value will be less than if we used those other prices when calculating your Segment Interim Value. Any variance between our estimated fair value price and other estimated or actual prices may be different from Segment Type to Segment Type and may also change from day to day. Each hypothetical option has a notional value on the Segment Start Date equal to the Segment Investment on that date. The notional value is the price of the underlying Index at the inception of the contract. In the event that a number of options, or a fractional number of options, are being valued, the notional value would be the number of hypothetical options multiplied by the price of the Index at inception. For an Annual Lock Segment we determine the fair value of the hypothetical derivatives contract tied to the compounded performance of the Index underlying the Annual Lock Segment using a market standard model for valuing an extended exotic option that periodically settles and resets the strike price on the Index using the assumptions, inputs and values discussed above but applied to the hypothetical derivatives contract instead of the hypothetical options.

We use the following model inputs:

(1)

Implied Volatility of the Index — This input varies with (i) how much time remains until the Segment Maturity Date of the Segment, which is determined by using an expiration date for the designated option that corresponds to that time remaining and (ii) the relationship between the strike price of that option and the level of the Index at the time of the calculation (including the potential for resets each Annual Lock Period).

This relationship is referred to as the “moneyness” of the option described above, and is calculated as the ratio of current price to the strike price. Direct market data for these inputs for any given early distribution are generally not available, because options on the Index that actually trade in the market have specific maturity dates and moneyness values that are unlikely to correspond precisely to the Segment Maturity Date (or remaining Annual Lock Periods) and moneyness of the designated option that we use for purposes of the calculation.

Accordingly, we use the following method to estimate the implied volatility of the Index. We use daily quotes of implied volatility from independent third-parties using the model described above and based on the market prices for certain options. Specifically, implied volatility quotes are obtained for options with the closest maturities above and below the actual time remaining in the Segment at the time of the calculation and, for each maturity, for those options having the closest moneyness value above and below the actual moneyness of the designated option, given the level of the Index at the time of the calculation. In calculating the Segment Interim Value, we will derive a volatility input for your Segment’s time to maturity (including each remaining Annual Lock Period time to maturity) and strike price by linearly interpolating between the implied volatility quotes that are based on the actual adjacent maturities and moneyness values described above, as follows:

(a)

We first determine the implied volatility of an option that has the same moneyness as the designated option but with the closest available time to maturity shorter than your Segment’s remaining time to maturity (including each remaining Annual Lock Period time to maturity). This volatility is derived by linearly interpolating between the implied volatilities of options having the times to the applicable maturity that are above and below the moneyness value of the hypothetical option.

(b)

We then determine the implied volatility of an option that has the same moneyness as the designated option but with the closest available time to maturity longer than your Segment’s remaining time to the applicable maturity (including each remaining Annual Lock Period time to maturity). This volatility is derived by linearly interpolating between the implied volatilities of options having the times to maturity that are above and below the moneyness value of the designated option.

(c)

The volatility input for your Segment’s time to maturity (including each remaining Annual Lock Period time to maturity) will then be determined by linearly interpolating between the volatilities derived in steps (a) and (b).

(2)

Swap Rate — We use key derivative swap rates obtained from information provided by independent third-parties which are recognized financial reporting vendors. Swap rates are obtained for maturities adjacent to the actual time remaining in the Segment at the time of the early distribution. We use linear interpolation to derive the exact remaining duration rate needed as the input.

(3)

Index Dividend Yield — On a daily basis, we use the projected annual dividend yield across the entire Index obtained from information provided by independent third-party financial institutions. This value is a widely used assumption and is readily available from recognized financial reporting vendors.

Generally, a put option has an inverse relationship with its underlying Index, while a call option has a direct relationship. In addition to the inputs discussed above, the Fair Value of Derivatives is also affected by the time to the Segment Maturity Date (including each remaining Annual Lock Period time to maturity).

(A)(3) Cap Calculation Factor.  In setting the Performance Cap Rate, we take into account that we incur expenses in connection with a contract, including insurance and administrative expenses. If you withdraw your investment prior to the Segment Maturity Date, we will not incur expenses for the entire duration of the Segment. Therefore, we provide a positive adjustment as part of the calculation of Segment Interim Value, which we call the Cap Calculation Factor. The Cap Calculation Factor represents a return of estimated expenses for the portion of the Segment Duration that has not elapsed. For example, if the estimated expenses for a one year Segment are calculated by us to be $10, then at the end of 146 days (with 219 days remaining in the Segment), the Cap Calculation Factor would be $6, because $10 x 219/365 = $6. A Segment is not a variable investment option with an underlying portfolio, and therefore the percentages we use in setting the performance caps do not reflect a daily charge against assets held on your behalf in a separate account.

(B) Performance Cap Rate limiting factor.  In setting the Performance Cap Rate, we assume that you are going to hold the Segment for the entire Segment Duration. If you hold a Segment until its Segment Maturity Date, the Segment Return will be calculated subject to the Performance Cap Rate. For Standard Segments, prior to the Segment Maturity Date, your Segment Interim Value will be limited by the portion of the Performance Cap Rate corresponding to the portion of the Segment Duration that has elapsed. For example, if the Performance Cap Rate for a one-year Standard Segment is 10%, then at the end of 146 days, the Pro Rata Share of the Performance Cap Rate would be 4%, because 10% x 146/365 = 4%; as a result, the Segment Interim Value at the end of the 146 days could not exceed 104% of the Segment Investment. For Annual Lock Segments, prior to the Segment Maturity Date, your Segment Interim Value will be limited by the portion of the Performance Cap Rate corresponding to the portion of the current Annual Lock Period that has elapsed. For example, if the Performance Cap Rate for a 6-year Annual Lock Segment is 10%, then at the end of 73 days in the third Annual Lock Period, the Pro Rata Share of the Performance Cap Rate would be 2%, because 10% x 73/365 = 2%; as a result, the Segment Interim Value at the end of the 73 days in the third Annual Lock Period could not exceed 102% of the third Annual Lock Anniversary Starting Amount.

Examples: Segment Interim Value — Standard Segments

Item	1-Year Segment	1-Year Segment
Segment Duration (in months)	12	12
Valuation Date (Months since Segment Start Date)	3	9
Segment Investment	$1,000	$1,000
Segment Buffer	-10%	-10%
Performance Cap Rate	12%	12%
Time to Maturity (in months)	9	3

Assuming the change in the Index Value is -40% (for example from 100.00 to 60.00)

Fair Value of Hypothetical Fixed Instrument	$991.14	$998.10
Fair Value of Hypothetical Derivatives	-$302.77	-$302.18
Cap Calculation Factor	$4.50	$1.50
Sum of above	$692.87	$697.42
Segment Investment multiplied by prorated Performance Cap Rate	$1,030.00	$1,090.00
Segment Interim Value	$692.87	$697.42

Assuming the change in the Index Value is -10% (for example from 100.00 to 90.00)

Fair Value of Hypothetical Fixed Instrument	$991.14	$998.10
Fair Value of Hypothetical Derivatives	-$44.33	-$29.88
Cap Calculation Factor	$4.50	$1.50
Sum of above	$951.31	$969.72
Segment Investment multiplied by prorated Performance Cap Rate	$1,030.00	$1,090.00
Segment Interim Value	$951.31	$969.72

Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00)

Item	1-Year Segment	1-Year Segment
Fair Value of Hypothetical Fixed Instrument	$991.14	$998.10
Fair Value of Hypothetical Derivatives	$56.34	$73.59
Cap Calculation Factor	$4.50	$1.50
Sum of above	$1,051.98	$1,073.19
Segment Investment multiplied by prorated Performance Cap Rate	$1,030.00	$1,090.00
Segment Interim Value	$1,030.00	$1,073.19

Assuming the change in the Index Value is 40% (for example from 100.00 to 140.00)

Fair Value of Hypothetical Fixed Instrument	$991.14	$998.10
Fair Value of Hypothetical Derivatives	$112.19	$119.03
Cap Calculation Factor	$4.50	$1.50
Sum of above	$1,107.84	$1,118.63
Segment Investment multiplied by prorated Performance Cap Rate	$1,030.00	$1,090.00
Segment Interim Value	$1,030.00	$1,090.00

The input values to the market standard model that have been utilized to generate the hypothetical examples above are as follows:

(1)	Implied volatilities: 18%.

(2)	Bond yield corresponding to remainder of Segment term is assumed 1.19% (9 months to maturity) and 0.76% (3 months to maturity).

(3)	Swap rate corresponding to remainder of Segment term is 1.11% (9 months to maturity) and 0.69% (3 months to maturity).

(4)	Index dividend yield is 2.16% annually.

(5)	One-half estimated Bid-Ask Spread of 10 bps.

Examples: Effect of Withdrawals on Segment Interim Value — Standard Segments

Item	1-Year Segment
Segment Duration (in months)	12
Valuation Date (Months since Segment Start Date)	9
Segment Investment	$1,000
Segment Buffer	-10%
Performance Cap Rate	12%
Time to Maturity (in months)	3
Amount Withdrawn(1)	$100

Item	1-Year Segment

Assuming the change in the Index Value is -40% (for example from 100.00 to 60.00)

Segment Interim Value(2)	$697.42
Percent Withdrawn(3)	14.34%
New Segment Investment(4)	$856.61
New Segment Interim Value(5)	$597.42

Assuming the change in the Index Value is -10% (for example from 100.00 to 90.00)

Segment Interim Value(2)	$969.72
Percent Withdrawn(3)	10.31%
New Segment Investment(4)	$896.88
New Segment Interim Value(5)	$869.72

Item	1-Year Segment

Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00)

Segment Interim Value(2)	$1,073.19
Percent Withdrawn(3)	9.32%
New Segment Investment(4)	$906.82
New Segment Interim Value(5)	$973.19

Assuming the change in the Index Value is 40% (for example from 100.00 to 140.00)

Segment Interim Value(2)	$1,090.00
Percent Withdrawn(3)	9.17%
New Segment Investment(4)	$908.26
New Segment Interim Value(5)	$990.00

(1)	Amount withdrawn is net of applicable withdrawal charge.

(2)	Segment Interim Value immediately before withdrawal.

(3)	Percent Withdrawn is equal to Amount Withdrawn divided by Segment Interim Value.

(4)	New Segment Investment is equal to the original Segment Investment ($1,000) multiplied by (1 – Percent Withdrawn).

(5)

New Segment Interim Value is equal to the calculated Segment Interim Value based on the new Segment Investment. It will also be equal to the Segment Interim Value multiplied by (1 – Percent Withdrawn).

ANNUAL LOCK

Example: Segment Interim Value — Annual Lock Segments

Item	6-Year Segment
Segment Duration (in months)	72
Valuation Date	Annual Lock Anniversary
Segment Investment	$1,000
Segment Buffer	-10%
Performance Cap Rate	10%
Time to Maturity (in months)	60

Item	6-Year Segment

Assuming the change in the Index Value during the first Annual Lock Period the SIV calculation is occurring is 13% (for example from 100.00 to 113.00)

Fair Value of Hypothetical Fixed Instrument	$891.72
Fair Value of Hypothetical Derivatives	$132.09
Cap Calculation Factor	$61.50
Sum of above	$1,085.31
Annual Lock Anniversary Starting Amount multiplied by prorated Performance Cap Rate	$1,100.00
Segment Interim Value	$1,085.31

The input values to the market standard model that have been utilized to generate the hypothetical examples above are as follows:

(1)	Implied volatility surface used for calibration of pricing model.
(2)	Investment rate corresponding to remainder of Segment term is 2.44%.
(3)	Swap rate corresponding to remainder of Segment term is 1.68%.
(4)	Index dividend yield is 1.70%.
(5)	One-half estimated Bid-Ask Spread of 112.5 bps.

Examples: Effect of Withdrawals on Segment Interim Value, Segment Investment and Annual Lock Anniversary Starting Amount — Annual Lock Segments

Item	1st Annual Lock Anniversary	2nd Annual Lock Anniversary	Withdrawal Occurs
Segment Duration (in months)	72	72	72
Valuation Date (Months since Segment Start Date)	12	24	30
Segment Investment	$1,000	$1,000	$1,000
Segment Buffer	-10%	-10%	-10%
Performance Cap Rate	10%	10%	10%
Time to Maturity (in months)	60	48	42
Amount Withdrawn(1)	$0	$0	$110

Change in Index Value	+13%	-5%	+2%
Segment Interim Value			$1,100.00(2)
Annual Lock Anniversary Starting Amount	$1,100.00	$1,100.00
Percent Withdrawn(3)			10.00%
New Segment Investment(4)			$900.00
New Segment Interim Value(5)			$990.00
New Annual Lock Anniversary Starting Amount	$990.00	$990.00

(1)	Amount withdrawn is net of applicable withdrawal charge.
(2)	Value immediately before withdrawal.
(3)	Percent Withdrawn is equal to Amount Withdrawn divided by Segment Interim Value.
(4)	New Segment Investment is equal to the original Segment Investment ($1,000) multiplied by (1 – Percent Withdrawn).
(5)

New Segment Interim Value is equal to the calculated Segment Interim Value based on the new Segment Investment. It will also be equal to the Segment Interim Value multiplied by (1 – Percent Withdrawn).

Segment Maturity Value Calculation Examples

For purposes of this example calculating the Segment Maturity Value for Standard Segments, the following assumptions have been made:

•	Segment Investment = $1,000

•	Segment Performance Cap Rate equals the minimum Performance Cap Rate (Standard 6-year = 12%)

•	Segment Buffer = -10%

	Index Performance Rate at Segment Maturity Date compared to Segment Start Date
	20% higher	5% higher	0 (flat)	5% lower	15% lower
Standard
Segment Rate of Return	12%	5%	0%	0%	-5%
Segment Return Amount	$120.00	$50.00	$0.00	$0.00	-$50.00
Segment Maturity Value	$1,120.00	$1,050.00	$1,000.00	$1,000.00	$950.00

For purposes of this example calculating the Segment Maturity Value for Annual Lock Segments, the following assumptions have been made:

•	Segment Investment = $1,000

•	Performance Cap Rate = 12%

•	Segment Buffer = -10%

Year	Index Performance Rate	Annual Lock Yearly Rate of Return	Annual Lock Anniversary Starting Amount	Annual Lock Yearly Return Amount	Annual Lock Anniversary Ending Amount
1	13%	12%	$1,000.00*	$120.00	$1,120.00
2	-5%	0%	$1,120.00	-$0.00	$1,120.00
3	10%	10%	$1,120.00	$112.00	$1,232.00
4	-12%	-2%	$1,232.00	-$24.64	$1,207.36
5	11%	11%	$1,207.36	$132.81	$1,340.17
6	14%	12%	$1,340.17	$160.82	$1,500.99**

*	This is also the Segment Investment

**	This is also the Segment Maturity Value

The following examples illustrate how the Segment Maturity Value is calculated based on certain Index Performance Rates. The assumptions used in these examples are the same as those used above to assist in understanding of the calculations.

Standard Segments

Assume that you invest $1,000 in an S&P 500 Price Return Index, 6-year Segment with a -10% Segment Buffer, we set the Performance Cap Rate for that Segment at 12%, and you make no withdrawal from the Segment.

If the S&P 500 Price Return Index is 20% higher on the Segment Maturity Date than on the Segment Start Date, you will receive a 12% Segment Rate of Return, and your Segment Maturity Value would be $1,120.00 We reach that amount as follows:

•	The Index Performance Rate (20%) is greater than the Performance Cap Rate (12%), so the Segment Rate of Return (12%) is equal to the Performance Cap Rate.

•	The Segment Return Amount ($120) is equal to the Segment Investment ($1,000) multiplied by the Segment Rate of Return (12%).

•	The Segment Maturity Value ($1,120) is equal to the Segment Investment ($1,000) plus the Segment Return Amount ($120).

If the S&P 500 Price Return Index is only 5% higher on the Segment Maturity Date than on the Segment Start Date, then you will receive a 5% Segment Rate of Return, and your Segment Maturity Value would be $1,050.00. We reach that amount as follows:

•	The Index Performance Rate (5%) is less than the Performance Cap Rate (12%), so the Segment Rate of Return (5%) is equal to the Index Performance Rate.

•	The Segment Return Amount ($50) is equal to the Segment Investment ($1,000) multiplied by the Segment Rate of Return (5%).

•	The Segment Maturity Value ($1,050) is equal to the Segment Investment ($1,000) plus the Segment Return Amount ($50).

If the S&P 500 Price Return Index is 5% lower on the Segment Maturity Date than on the Segment Start Date, then you will receive a 0% Segment Rate of Return, and your Segment Maturity Value would be $1,000. We reach that amount as follows:

•	The Index Performance Rate is -5% and the Segment Buffer absorbs the first 10% of negative performance, so the Segment Rate of Return is 0%.

•	The Segment Return Amount ($0) is equal to the Segment Investment ($1,000) multiplied by the Segment Rate of Return (0%).

•	The Segment Maturity Value ($1,000) is equal to the Segment Investment ($1,000) plus the Segment Return Amount ($0).

If the S&P 500 Price Return Index is 15% lower on the Segment Maturity Date than on the Segment Start Date, then you will receive a -5% Segment Rate of Return, and your Segment Maturity Value would be $950. We reach that amount as follows:

•	The Index Performance Rate is -15% and the Segment Buffer absorbs the first 10% of negative performance, so the Segment Rate of Return is -5%.

•	The Segment Return Amount (-$50) is equal to the Segment Investment ($1,000) multiplied by the Segment Rate of Return (-5%).

•	The Segment Maturity Value ($950) is equal to the Segment Investment ($1,000) plus the Segment Return Amount (-$50).

Assume that you invest $1,000 in an S&P 500 Price Return Index, 6-year Segment with a -10% Segment Buffer, we set the Performance Cap Rate for that Segment at 12%, you make no withdrawal from the Segment and you did elect the Return of Premium Death Benefit.

If the S&P 500 Price Return Index is 20% higher on the Segment Maturity Date than on the Segment Start Date, you will receive a 10.8% Segment Rate of Return, and your Segment Maturity Value would be $1,108.00. We reach that amount as follows:

•	The Index Performance Rate (20%) is greater than the Performance Cap Rate (12%), so the Segment Rate of Return (10.8%) is equal to the Performance Cap Rate (12%) minus the Return of Premium Death Benefit charge (1.20%).

•	The Segment Return Amount ($108) is equal to the Segment Investment ($1,000) multiplied by the Segment Rate of Return (10.8%).

•	the Segment Maturity Value ($1,108) is equal to the Segment Investment ($1,000) plus the Segment Return Amount ($108).

Annual Lock Segments

Assume that you invest $1,000 in a S&P 500 Price Return Index, 6-year Annual Lock Segment with a -10% Segment Buffer, we set the Performance Cap Rate for that Segment at 12%, and you make no withdrawal from the Segment.

If the S&P 500 Price Return Index is 13% higher on the first Annual Lock Anniversary than on the Segment Start Date, you will receive a 12% Annual Lock Yearly Rate of Return for that Annual Lock Period, and your Annual Lock Anniversary Ending Amount would be $1,120. We reach that amount as follows:

•	The Index Performance Rate (13%) for the first Annual Lock Period is greater than the Performance Cap Rate (12%), so the Annual Lock Yearly Rate of Return (12%) for the first Annual Lock Period is equal to the Performance Cap Rate.

•	The Annual Lock Yearly Return Amount ($120) for the first Annual Lock Period is equal to the Segment Investment ($1,000), which is also the first Annual Lock Anniversary Starting Amount, multiplied by the Annual Lock Yearly Rate of Return (12%) for the first Annual Lock Period.

•	The Annual Lock Anniversary Ending Amount ($1,120) on the first Annual Lock Anniversary is equal to the Segment Investment ($1,000) plus the Annual Lock Yearly Return Amount ($120) for that Annual Lock Period.

•	The first Annual Lock Anniversary Ending Amount is also the second Annual Lock Anniversary Starting Amount ($1,120).

If the S&P 500 Price Return Index is 5% lower during the second Annual Lock Period, then you will receive a 0% Annual Lock Yearly Rate of Return for that Annual Lock Period, and your Annual Lock Anniversary Ending Amount on the second Annual Lock Anniversary would be $1,120. We reach that amount as follows:

•	The Index Performance Rate (-5%) for the second Annual Lock Period is less than the Segment Buffer which absorbs the first 10% of negative performance, so the Annual Lock Yearly Rate of Return for that Annual Lock Period is 0%.

•	The Annual Lock Yearly Return Amount for the Annual Lock Period ($0) is equal to the second Annual Lock Anniversary Starting Amount ($1,120) multiplied by the Annual Lock Yearly Rate of Return for that Annual Lock Period (0%).

•	The Annual Lock Anniversary Ending Amount on the second Annual Lock Anniversary ($1,120) is equal to the second Annual Lock Anniversary Starting Amount ($1,120) plus the Annual Lock Yearly Return Amount for the second Annual Lock Period ($0).

If the S&P 500 Price Return Index is 10% higher during the third Annual Lock Period, then you will receive a 10% Annual Lock Yearly Rate of Return for that Annual Lock Period, and your Annual Lock Anniversary Ending Amount on the third Annual Lock Anniversary would be $1,232. We reach that amount as follows:

•	The Index Performance Rate (10%) for the third Annual Lock Period is less than the Performance Cap Rate (12%), so the Annual Lock Yearly Rate of Return (10%) for that Annual Lock Period is equal to the Index Performance Rate.

•	The Annual Lock Yearly Return Amount for that Annual Lock Period ($112) is equal to the third Annual Lock Anniversary Starting Amount ($1,120) multiplied by the Annual Lock Yearly Rate of Return for that Annual Lock Period (10%).

•	The Annual Lock Anniversary Ending Amount on the third Annual Lock Anniversary ($1,232) is equal to the third Annual Lock Anniversary Starting Amount ($1,120) plus the Annual Lock Yearly Return Amount for the third Annual Lock Period ($112).

If the S&P 500 Price Return Index is 12% lower during the fourth Annual Lock Period, then you will receive a -2% Annual Lock Yearly Rate of Return for that Annual Lock Period, and your Annual Lock Anniversary Ending Amount on the fourth Annual Lock Anniversary would be $1207.36. We reach that amount as follows:

•	The Index Performance Rate (-12%) for the fourth Annual Lock Period is greater than the Segment Buffer which absorbs the first 10% of negative performance, so the Annual Lock Yearly Rate of Return for that Annual Lock Period is -2%.

•	The Annual Lock Yearly Return Amount for that Annual Lock Period (-$24.64) is equal to the fourth Annual Lock Anniversary Starting Amount ($1,232) multiplied by the Annual Lock Yearly Rate of Return for that Annual Lock Period (-2%).

•	The Annual Lock Anniversary Ending Amount on the fourth Annual Lock Anniversary ($1,207.36) is equal to the fourth Annual Lock Anniversary Starting Amount ($1,232) plus the Annual Lock Yearly Return Amount for the fourth Annual Lock Period (-$24.64).

If the S&P 500 Price Return Index is 11% higher during the fifth Annual Lock Period, then you will receive a 11% Annual Lock Yearly Rate of Return for that Annual Lock Period, and your Annual Lock Anniversary Ending Amount on the fifth Annual Lock Anniversary would be $1,340.17. We reach that amount as follows:

•	The Index Performance Rate (11%) for the fifth Annual Lock Period is less than the Performance Cap Rate (12%), so the Annual Lock Yearly Rate of Return (11%) for that Annual Lock Period is equal to the Index Performance Rate.

•	The Annual Lock Yearly Return Amount for that Annual Lock Period ($132.81) is equal to the fifth Annual Lock Anniversary Starting Amount ($1,207.36) multiplied by the Annual Lock Yearly Rate of Return for that Annual Lock Period (11%).

•	The Annual Lock Anniversary Ending Amount on the fifth Annual Lock Anniversary ($1,340.17) is equal to the fifth Annual Lock Anniversary Starting Amount ($1,207.36) plus the Annual Lock Yearly Return Amount for the fifth Annual Lock Period ($132.81).

If the S&P 500 Price Return Index is 14% higher during the sixth Annual Lock Period, then you will receive a 12% Annual Lock Yearly Rate of Return for that Annual Lock Period, and your Annual Lock Anniversary Ending Amount on the sixth Annual Lock Anniversary (which is also the Segment Maturity Date) would be $1,500.99. We reach that amount as follows:

•	The Index Performance Rate (14%) for the sixth Annual Lock Period is greater than the Performance Cap Rate (12%), so the Annual Lock Yearly Rate of Return for that Annual Lock Period is 12%.

•	The Annual Lock Yearly Return Amount for that Annual Lock Period ($160.82) is equal to the sixth Annual Lock Anniversary Starting Amount ($1,340.17) multiplied by the Annual Lock Yearly Rate of Return for that Annual Lock Period (12%).

•	The Annual Lock Anniversary Ending Amount on the sixth Annual Lock Anniversary ($1,500.99) is equal to the sixth Annual Lock Anniversary Starting Amount ($1,340.17) plus the Annual Lock Yearly Return Amount for the sixth Annual Lock Period ($160.82).

•	The Annual Lock Anniversary Ending Amount on the sixth Annual Lock Anniversary is also the Segment Maturity Value ($1,500.99).

The Segment Rate of Return for the above example is 50.099%.

Appendix: Index Publishers

The Structured Investment Option tracks certain Securities Indices and Index Funds that are published by third parties. The Company uses these Securities Indices and Index Funds under license from the Indices’ and Index Funds respective publishers. The following information about the Indices and Index Funds is included in this Prospectus in accordance with the Company’s license agreements with the publishers of the Indices and Index Funds:

S&P Dow Jones Indices LLC requires that the following disclaimer be included in the Prospectus:

The S&P 500 Price Return Index (the “Index”) is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Company. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the Company. The Structured Capital Strategies® contract is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Structured Investment Option or any member of the public regarding the advisability of investing in securities generally or in the Structured Investment Option particularly or the ability of the Indexes to track general market performance. S&P Dow Jones Indices’ only relationship to the Company with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to the Company or the Structured Investment Option. S&P Dow Jones Indices have no obligation to take the needs of the Company or the owners of the Structured Investment Option into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Structured Investment Option or the timing of the issuance or sale of such contract or in the determination or calculation of the equation by which such contract is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Company’s products. There is no assurance that investment products based on the Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE COM- PANY, OWNERS OF THE STRUCTURED INVESTMENT OPTION, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOOD- WILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The name “S&P 500 Price Return Index” is a trademark of Standard & Poor’s and has been licensed for use by the Company.

Frank Russell Company requires that the following disclosure be included in this Prospectus:

The Structured Investment Option is not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Structured Investment Option or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the Russell 2000® Price Return Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Price Return Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Price Return Index is based. Russell’s only relationship to the Company is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Price Return Index which is determined, composed and calculated by Russell without regard to the Company or the Structured Investment Option. Russell is not responsible for and has not reviewed the Structured Investment Option nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Structured Investment Option. Russell has no obligation or liability in connection with the administration, marketing or trading of the Structured Investment Option.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI Inc. requires that the following disclosure be included in this Prospectus:

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY LICENSEE. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT. ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The Structured Investment Option is not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Structured Investment Option. The Corporations make no representation or warranty, express or implied to the owners of the Structured Investment Option or any member of the public regarding the advisability of investing in securities generally or in the Structured Investment Option particularly, or the ability of the NASDAQ-100 Price Return Index to track general stock market performance. The Corporations’ only relationship to The Company (“Licensee”) is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX® and NASDAQ-100 Price Return Index® registered trademarks, and certain trade names of the Corporations and the use of the NASDAQ-100 Price Return Index which is determined, composed and calculated by NASDAQ OMX without regard to Licensee or the Structured Investment Option. NASDAQ OMX has no obligation to take the needs of the Licensee or the owners of the Structured Investment Option into consideration in determining, composing or calculating the NASDAQ-100 Price Return Index. The

Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Structured Investment Option to be issued or in the determination or calculation of the equation by which the Structured Investment Option is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Structured Investment Option.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE STRUCTURED INVESTMENT OPTION, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P does not guarantee the accuracy and/or completeness of the S&P 500 or any data included therein.

S&P makes no warranty, express or implied, as to results to be obtained by the Index Compilation Agent, the Trust, owners of the product, or any other person or entity from the use of the S&P 500 or any data included therein in connection with the rights licensed under the license agreement or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

The shares are not sponsored or promoted by either the Index Calculation Agent or the Index Compilation Agent.

Although BofA Merrill Lynch — as the Index Compilation Agent — shall obtain and provide information to S&P — as the Index Calculation Agent — from sources which it considers reliable, the Index Compilation Agent and the Index Calculation Agent do not guarantee the accuracy and/or the completeness of any Select Sector Index or any data included therein. The Index Compilation Agent and the Index Calculation Agent make no warranty, express or implied, as to results to be obtained by the Trust as licensee, licensee’s customers and counterparties, owners of the shares, or any other person or entity from the use of the Select Sector Indexes or any data included therein in connection with the rights licensed as described herein or for any other use. The Index Compilation Agent and the Index Calculation Agent make no express or implied warranties, and each hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Select Sector Indexes or any data included therein. Without limiting any of the foregoing, in no event shall the Index Compilation Agent and the Index Calculation Agent have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.